UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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South Jersey Industries, Inc.
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2015 Proxy Statement and

Notice of Annual Meeting of Shareholders

  1 South Jersey Plaza, Folsom, New Jersey 08037
  Tel. (609) 561-9000 ● Fax (609) 561-8225 ● TDD ONLY 1-800-547-9085

Notice of Annual Meeting of Shareholders
April 30, 2015

NOTICE IS HEREBY GIVEN that South Jersey Industries, Inc.’s (“Company” or “SJI”)   Annual Meeting of Shareholders will be held at Stockton Seaview Hotel and Golf Club, Bayview Room, 401 South New York Road, Galloway, New Jersey, on April 30, 2015, at 10:00 a.m., Eastern Time, for the following purposes:

1.	To elect 10 director nominees who are named in the accompanying proxy statement (term expiring 2016).

2.	To hold an advisory vote to approve executive compensation.

3.	To adopt the 2015 Omnibus Equity Compensation Plan.

4.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2015.

5.	To transact other business that may properly come before the meeting.

The Board of Directors has fixed the close of business on March 2, 2015 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the meeting.

You are cordially invited to attend the meeting. Attendance at the Annual Meeting will be limited to shareholders as of the record date, their authorized representatives and guests of SJI. If you plan to attend the meeting in person, you will need an admission ticket and a valid government issued photo ID to enter the meeting. For shareholders of record, an admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, please bring your account statement as that will serve as your ticket.

Whether or not you expect to attend the meeting, we urge you to vote your shares now. Please complete and sign the enclosed proxy card and promptly return it in the envelope provided or, if you prefer, you may vote by telephone or on the Internet. Please refer to the enclosed proxy card for instructions on how to use these options. Should you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,
Gina Merritt-Epps
General Counsel & Corporate Secretary
Folsom, NJ
March 30, 2015

YOUR VOTE IS IMPORTANT
PLEASE VOTE, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholders Meeting to be Held on April 30, 2015
The Proxy Statement, the Proxy Card and the Annual Report to Shareholders
are available at www.sjindustries.com click on Investors > Financial Reporting

SOUTH JERSEY INDUSTRIES, INC.
1 South Jersey Plaza, Folsom, New Jersey 08037

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Date:	April 30, 2015
Time:	9:15 a.m. - doors will open to the public for continental breakfast 10:00 a.m. - meeting begins 11:00 a.m. - meeting adjourns
Place:	Stockton Seaview Hotel and Golf Club, Bayview Room 401 South New York Road Galloway, New Jersey Please see the back of the Proxy for parking instructions.
Admission to the meeting:
Attendance at the Annual Meeting will be limited to shareholders as of the record date, their authorized representatives and guests of SJI. If you plan to attend the meeting in person, you will need an admission ticket and a valid government issued photo ID to enter the meeting. For shareholders of record, an admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, please bring your account statement as that will serve as your ticket.

Record Date:	March 2, 2015
Agenda:
Election of 10 directors each to serve a term of one year

Approval, on an advisory basis, of our executive compensation

Adoption of the 2015 Omnibus Equity Compensation Plan

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015

Transaction of any other business that may properly come before the meeting

Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Matters and the Board’s Recommendation

The following table summarizes the items that will be brought for a vote of our stockholders at the meeting, along with the Board’s recommendation as to how shareholders should vote on each of them.

Proposal No.	Description of Proposal	Board’s Recommendation
1	Election of 10 director candidates nominated by the Board, each to serve a one-year term	FOR
2	Approval, on an advisory basis, of our executive compensation	FOR
3	Adoption of the 2015 Omnibus Equity Compensation Plan	FOR
4	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015	FOR

In addition to these matters, shareholders may be asked to vote on such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting.

Votes Required for Approval

The table below summarizes the votes required for approval of each matter to be brought before the annual meeting, as well as the treatment of abstentions and broker non-votes.

Proposal No.	Description of Proposal	Vote Required for Approval	Abstentions	Broker Non Votes
1	Election of directors	Plurality of votes cast	Not applicable	Not taken into account
2	Executive compensation	Majority of votes cast	No effect	Not taken into account
3	Adoption of the 2015 Omnibus Equity Compensation Plan	Majority of votes cast	No effect	Not taken into account
4	Ratification of independent registered public accounting firm	Majority of votes cast	No effect	Not applicable

Director Nominees

The Board is currently comprised of: nine independent directors; our Chairman, who is also our Chief Executive Officer; and our President. The following table provides summary information about each of the 10 director nominees, including whether the Board considers the nominee to be independent under the New York Stock Exchange’s independence standards and our Corporate Governance Guidelines. Each director is elected annually by a plurality of votes cast.

Name	Age	Director Since	Occupation	Independent	Positions/Committee Memberships
Sarah M. Barpoulis	50	2012	Owner of Interim Energy Solutions, LLC	Yes	1, 4
Thomas A. Bracken	67	2004	President, New Jersey Chamber of Commerce	Yes	1, 3, 5*
Keith S. Campbell	60	2000	Chairman of the Board, Mannington Mills, Inc.	Yes	2*, 3, 5
Victor A. Fortkiewicz	63	2010	Of Counsel, Cullen and Dykman, LLP	Yes	4, 5
Sheila Hartnett-Devlin, CFA	56	1999	Senior Vice President, American Century Investments	Yes	1*, 2, 3
Walter M. Higgins III	70	2008	Director, President and CEO at Ascendant Group Ltd. and President and CEO of Bermuda Electric Light Company Limited	Yes	1, 3, 4*
Sunita Holzer	53	2011	President, Human Capital insight, LLC	Yes	2, 5
Joseph H. Petrowski	61	2008	Managing Partner and Founder, Mercantor Partners, LLC	Yes	1, 3, 4
Michael J. Renna	47	2014	President and COO, South Jersey Industries	No
Frank L. Sims	64	2012	Retired, Corporate Vice President and Platform Leader, Cargill, Inc.	Yes	1, 2

Key to Committee Memberships:

1	Audit Committee
2	Compensation Committee
3	Executive Committee
4	Governance Committee
5	Corporate Responsibility Committee
*	Committee Chair

GENERAL INFORMATION

This statement is furnished on behalf of SJI’s Board of Directors to solicit proxies for use at its 2015 Annual Meeting of Shareholders. The meeting is scheduled for Thursday, April 30, 2015, at 10:00 a.m. at Stockton Seaview Hotel and Golf Club, 401 South New York Road, Galloway, New Jersey. The approximate date proxy materials will be made available to shareholders is March 30, 2015. A copy of the proxy statement, proxy card and Annual Report to shareholders are available on our website at www.sjindustries.com under the heading “Investors”.

PROXY SOLICITATION

The Company bears the cost of this solicitation, which is primarily made by mail.  However, the Corporate Secretary or company employees may solicit proxies by phone, fax, e-mail or in person, but they will not be separately compensated for these services. The Company may also use a proxy-soliciting firm at a cost not expected to exceed $6,000, plus expenses, to distribute to brokerage houses and other custodians, nominees, and fiduciaries additional copies of the proxy materials and Annual Report to Shareholders for beneficial owners of our stock.

Record Date

Only shareholders of record at the close of business on March 2, 2015 may vote at the meeting. On that date, the Company had 34,211,973 shares of Common Stock outstanding.  Shareholders are entitled to one vote per share on each matter to be acted upon.

Quorum and Vote Required

A quorum is necessary to conduct the meeting’s business. This means holders of at least a majority of the outstanding shares of Common Stock must be present at the meeting, either by proxy or in person. Shareholders elect Directors by a plurality vote of all votes cast at the meeting. The other actions proposed herein require the affirmative vote of a majority of the votes cast at the meeting. The vote required to approve any other matter that may be properly brought before the Annual Meeting will be determined in accordance with the New Jersey Business Corporation Act. Abstentions and broker non-votes will be treated as present to determine a quorum but will not be deemed to be cast and, therefore, will not affect the outcome of any of the shareholder questions. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting of Proxies and Revocation

Properly signed proxies received by the Company will be voted at the meeting. If a proxy contains a specific instruction about any matter to be acted on, the shares represented by the proxy will be voted according to those instructions. If you sign and return your proxy but do not indicate how to vote for a particular matter, your shares will be voted as the Board of Directors recommends. A shareholder who returns a proxy may revoke it at any time before it is voted by submitting a later-dated proxy or by voting by ballot at the meeting. If you attend the meeting and wish to revoke your proxy, you must notify the meeting’s secretary in writing prior to the proxy voting.  If any other matters or motions properly come before the meeting, including any matters dealing with the conduct of the meeting, the persons named in the accompanying proxy card intend to vote the proxy according to their judgment. The Board of Directors is not aware of any such matters other than those described in this proxy statement.

Other Matters

Any proposal that a qualified shareholder of the Company wishes to include in the Company’s proxy statement to be sent to shareholders in connection with the Company’s 2016 Annual Meeting of Shareholders that is received by the Company after December 1, 2015 will not be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting. To be included, proposals can be mailed to the Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037. To be a qualified shareholder, a shareholder must have owned at least $2,000 in market value of the Company’s securities for at least one year before the date of the proposal’s submission to the Company.  In compliance with the Company’s bylaws, shareholders must provide the Company with at least 60 days, but no more than 90 days, notice prior to an announced annual meeting date of (i) business the shareholder wishes to raise at the meeting and (ii) persons, if any, the shareholder wishes to nominate for election as directors at that meeting.

The Board of Directors knows of no matters other than those set forth in the Notice of Annual Meeting of Shareholders to come before the 2015 Annual Meeting.

PROPOSAL 1

DIRECTOR ELECTIONS

At the Annual Meeting, 10 directors are to be elected to the Board of Directors to hold office for a one-year term. The Board nominated the following persons: Sarah M. Barpoulis, Thomas A. Bracken, Keith S. Campbell, Victor A. Fortkiewicz, Sheila Hartnett-Devlin, Walter M. Higgins III, Sunita Holzer, Joseph H. Petrowski, Michael J. Renna and Frank L. Sims. The Board of Directors currently consists of 11 members, 10 of which are nominees. We do not anticipate that, if elected, any of the nominees will be unable to serve. If any should be unable to accept the nomination or election, the persons designated as proxies on the proxy card may vote for a substitute nominee selected by the Board of Directors.

In accordance with its Charter, the Governance Committee reviewed the education, experience, judgment, diversity and other applicable and relevant skills of each nominee, and determined that each nominee possesses skills and characteristics that support the Company’s strategic vision. The Governance Committee determined that the key areas of expertise include: accounting; corporate governance; enterprise leadership; enterprise and/or risk management; executive compensation; finance/financial management; human resources; political/governmental; legal; and utility/energy. The Governance Committee concluded that the nominees possess expertise and experience in these areas, and the Board approved the slate of nominees. Based on their expertise and experience, the Governance Committee determined the following directors should be elected for the 2015 - 2016 term.

Sarah M. Barpoulis
Age: 50 Director since 2012 Owner of Interim Energy Solutions, LLC, Potomac, MD
Skills and Qualifications:

Director Barpoulis’ areas of expertise include corporate governance, energy and enterprise risk management, enterprise leadership, executive compensation, finance/financial management, strategic/business planning, tradable commodities, and utility/energy industry.

Director Barpoulis is a financial expert as defined by the SEC.

She has also received a Certificate of Director Education from the National Association of Corporate Directors.

SJI Boards and Committees:

Governance Committee

Audit Committee

Director of South Jersey Energy Company

Executive Committee Member, SJI Midstream, LLC; South Jersey Energy Solutions, LLC; Marina Energy LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC

Since 2003, Ms. Barpoulis has provided asset management and advisory services to the merchant energy sector through Interim Energy Solutions, LLC, a company she founded. From 1991 to February 2003 she held several positions with PG&E National Energy Group, Inc., now known as National Energy & Gas Transmission, Inc., last serving as Senior Vice President, Commercial Operations and Trading. Ms. Barpoulis serves on the following boards: Director, SemGroup Corporation; and was previously a director of Reliant Energy, Inc.

The Board of Directors recommends a vote “FOR” the above nominee.

Thomas A. Bracken
Age: 67 Director since 2004 President, New Jersey Chamber of Commerce, Trenton, NJ
Skills and Qualifications:

Director Bracken’s areas of expertise and experience include corporate governance, enterprise leadership, enterprise risk management, executive compensation, finance/financial management, and political/governmental.

Director Bracken is a financial expert as defined by the SEC.
SJI Boards and Committees: Audit Committee Executive Committee Chairman of the Corporate Responsibility Committee Director of South Jersey Gas Company
Mr. Bracken has served as president of the New Jersey Chamber of Commerce since February 2011; president of TriState Capital Bank-New Jersey from January 2008 to February 2011; as president and CEO of Sun Bancorp, Inc. and its wholly owned subsidiary Sun National Bancorp, Inc., from 2001 to 2007; as executive director of the Public Sector Group, First Union Bank from 2000 to 2001; and, as executive vice president, head of Commercial and Governmental Banking for New Jersey, New York and Connecticut, First Union Bank from 1998 to 2000. Mr. Bracken is the former director of Rome Financial Corp.; former chairman, Economic Development Corporation of Trenton, Trenton, NJ; former chairman, New Jersey Chamber of Commerce; and former chairman, New Jersey Bankers Association. Currently, Mr. Bracken serves on the following boards: director and chairman, N.J. Alliance for Action Foundation; director, NJ Alliance for Action; director, Public Media NJ; director, Rutgers Cancer Institute of N.J. Foundation; director, Solix, Inc.; president, Bedens Brook Club; member, advisory board, Investors Bankcorp.

Keith S. Campbell
Age: 60 Director since 2000 Chairman of the Board, Mannington Mills, Inc., Salem, NJ
Skills and Qualifications:

Director Campbell’s areas of expertise include corporate governance, enterprise leadership, enterprise risk management, environmental, executive compensation, finance/financial management, human resources and sales/marketing.

SJI Boards and Committees:

Corporate Responsibility  Committee
Executive Committee

Chairman of the Compensation Committee

Director of South Jersey Energy Company

Executive Committee Member, SJI Midstream, LLC; South Jersey Energy Solutions, LLC; Marina Energy LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC.

Mr. Campbell has served as chairman of the board for Mannington Mills, Inc. since 1995 and as director on the Federal Reserve Bank of Philadelphia from 2008 to 2013. Mr. Campbell serves on the following boards: board member, Rowan University, Glassboro, NJ; director, Skytop Lodge, Inc.

The Board of Directors recommends a vote “FOR” the above nominee.

Victor A. Fortkiewicz
Age: 63 Director since 2010 Of Counsel, Cullen and Dykman, LLP, New York, NY
Skills and Qualifications:

Director Fortkiewicz’ areas of expertise include corporate governance, enterprise leadership, enterprise risk management, environmental, legal, political/governmental, and the utility/energy industry.
SJI Boards and Committees: Corporate Responsibility Committee Governance Committee Director of South Jersey Gas Company
Mr. Fortkiewicz has been Of Counsel, Cullen and Dykman, LLP since October 2011. He served as executive director, New Jersey Board of Public Utilities from 2005 to 2010; as assistant counsel, Office of the Governor in 2005; and as president and director, NUI Utilities & Elizabethtown Gas Company from 2003 to 2004.

Sheila Hartnett-Devlin, CFA
Age: 56 Director since 1999 Senior Vice President, American Century Investments, New York, NY
Skills and Qualifications:

Director Hartnett-Devlin’s areas of expertise and experience include corporate governance, enterprise leadership, enterprise risk management, executive compensation, and finance/financial management.

Director Hartnett-Devlin is a financial expert as defined by the SEC.

SJI Boards and Committees:

Executive Committee

Compensation Committee

Chairman of the Audit Committee

Director of South Jersey Energy Company

Executive Committee member, SJI Midstream, LLC; South Jersey Energy Solutions, LLC; Marina Energy LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC.

Ms. Hartnett-Devlin has been vice president, American Century Investments since 2008 and senior vice president since 2011. She was a managing director with Cohen, Klingenstein & Marks, Inc.  from September 2005 to 2008; she held several positions with Fiduciary Trust Company International beginning in 1980: executive vice president from 1997 to 2004; senior vice president from 1991 to 1997; vice president from 1985 to 1991; and, chairman, Global Investment Committee from 1996 to 2004. She is a member of the NY Society of Security Analysts. She was also a member of the Investment Policy Committee of Fiduciary Trust Company International from 1995 to 2004. Ms. Hartnett-Devlin serves on the following boards: director, Mannington Mills, Inc.

The Board of Directors recommends a vote “FOR” the above nominee.

Walter M. Higgins III
Age: 70 Director since 2008 Director, President and CEO, Ascendant Group Ltd. and President and CEO, Bermuda Electric Light Company Ltd., Bermuda
Skills and Qualifications:

Director Higgins’ areas of expertise include corporate governance, energy production, energy risk management, enterprise leadership, enterprise risk management, environmental, executive compensation, finance/financial management, human resources, and the utility/energy industry.

Director Higgins is a financial expert as defined by the SEC.

SJI Boards and Committees:

Executive Committee

Audit Committee

Chairman of the Governance Committee

Lead Independent Director since 2010

Director of South Jersey Energy Company
Executive Committee Member, SJI Midstream, LLC; South Jersey Energy Solutions, LLC; Marina Energy LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC.

Mr. Higgins has served as a board member and has been the President and CEO at Ascendant Group Ltd. since May 2012 and President and CEO of Bermuda Electric Light Company Limited since September 2012. He is the retired chairman, president, and CEO of Sierra Pacific Resources (now called NVEnergy). Mr. Higgins serves as a member of the board of AEGIS.

Sunita Holzer
Age: 53 Director since 2011 President, Human Capital insight, LLC. McLean, Virginia
Skills and Qualifications:

Director Holzer’s area of expertise include corporate governance, enterprise leadership, executive compensation, human resources, organizational development, and succession planning.
SJI Boards and Committees: Compensation Committee Corporate Responsibility Committee Director of South Jersey Gas Company
Ms. Holzer has served as president, Human Capital insight, LLC since June 2014. She served as executive vice president and chief human resources officer, CSC from June 2012 to May 2014; and served as executive vice president, chief human resources officer, Chubb Insurance Company from 2003 to June 2012. Ms. Holzer is an advisory board member, Re:Gender.

The Board of Directors recommends a vote “FOR” the above nominee.

Joseph H. Petrowski
Age: 61 Director since 2008 Managing Partner and Founder, Mercantor Partners, LLC, Framingham, MA
Skills and Qualifications:

Director Petrowski’s areas of expertise include corporate governance, energy risk management, enterprise leadership, enterprise risk management, environmental, executive compensation, finance/financial management, sales/marketing and the utility/energy industry.

Director Petrowski is a financial expert as defined by the SEC.

SJI Boards and Committees:

Executive Committee

Audit Committee

Governance Committee

Director of South Jersey Energy Company

Chairman, South Jersey Energy Solutions, LLC

Executive Committee Member, SJI Midstream, LLC; South Jersey Energy Solutions, LLC; Marina Energy LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC.

Mr. Petrowski is the former CEO of the Gulf Oil/Cumberland Farms Groups. Mr. Petrowski is a Trustee of Boston College High School and Trinity Catholic Academy.

Michael J. Renna
Age: 47 Director since 2014 President and COO, South Jersey Industries, Folsom, NJ
Skills and Qualifications:

Director Renna’s areas of expertise include enterprise leadership; enterprise and/or risk management; finance/financial management; political/governmental; and utility/energy.

SJI Boards and Committees:

Director of South Jersey Energy Company

Executive Committee Member, SJI Midstream, LLC; South Jersey Energy Solutions, LLC; Marina Energy LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC.

Mr. Renna has been President and Chief Operating Officer of South Jersey Industries, Inc. since January 2014. He has served as President of South Jersey Energy Solutions since April 2011; as President of South Jersey Energy Company since 2004; as President of Marina Energy LLC since April 2011; as President of South Jersey Energy Service Plus, LLC since April 2007; as President of SJESP Plumbing Services, LLC since 2011; as President of South Jersey Resources Group, LLC since 2012; and as member of Executive Committee of Energenic-US, LLC since 2008. Mr. Renna previously served as Senior Vice President of South Jersey Industries, Inc. from January 2013 to January 2014; as Vice President of South Jersey Industries, Inc. from 2004 to 2013; as Chief Operating Officer of South Jersey Energy Solutions, LLC from 2005 to 2011; as Vice President of SJESP Plumbing Services, LLC from 2007 to 2011; and as Vice President of South Jersey Resources Group, LLC from 2008 to 2010.

The Board of Directors recommends a vote “FOR” the above nominee.

Frank L. Sims
Age: 64 Director since 2012 Retired, Corporate Vice President and Platform Leader, Cargill, Inc., Minneapolis, MN
Skills and Qualifications:

Director Sims’ areas of expertise include corporate governance, enterprise leadership, enterprise risk management, executive compensation, finance/financial management, and human resources.

Director Sims is a financial expert as defined by the SEC.
SJI Boards and Committees: Compensation Committee Audit Committee Director of South Jersey Gas Company
Mr. Sims has served as board member, PolyMet Mining Co. from 2008 through July 2014; board member, Piper Jaffray Co. from 2004 to June 2013; chairman of board, The Minneapolis Federal Reserve Bank from 2005 to 2007; corporate vice president and platform leader, Cargill, Inc. from 2002 to 2007.

The Board of Directors recommends a vote “FOR” each of the above nominees.

PROPOSAL 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company’s executive compensation policies and procedures are designed to attract and retain highly qualified named executive officers while linking Company performance to named executive officer compensation which creates shareholder value. The Compensation Committee has a strong pay for performance philosophy; and, as a result, the compensation paid to our named executive officers is generally aligned with the Company’s performance on both a short-term and a long-term basis. Our performance over the last 10 years provides evidence that our executive compensation policies and procedures were effective in furthering these objectives. We have outperformed the S&P 500 index in six of the last 10 years, and we compare favorably to the S&P Utility index over the same period. SJI has outperformed the median of the Company’s peer group used to benchmark long-term incentive compensation in terms of total shareholder return in seven of the last then three-year cycles.

For 2014, the executive compensation policies and procedures for our named executive officers consisted of base salary, annual cash awards and long-term incentive compensation. The annual cash awards and long-term incentive compensation were again directly linked to the achievement of predefined short-term and long-term performance as follows:

•	Annual cash awards are paid based on both Company and individual performance, tied to earnings per share, financial performance of subsidiaries, and individual goals.

•
Long-term incentive compensation consists of performance-based restricted stock grants which are earned based on the Company’s relative total shareholder return and earnings per share growth, both measured against our peer group over a 3-year period.

We believe these components of compensation for our named executive officers provide the proper incentives to align compensation with the Company’s performance while enhancing shareholder value. Specifically, if the Company’s performance results meet or exceed pre-established performance targets, named executive officers have an opportunity to realize significant additional compensation through annual cash awards and long-term equity awards. In addition, the Company’s stock ownership guidelines require our named executive officers to own shares of Company stock which align with shareholder interests. We believe this pay for performance philosophy is integral to the Company’s performance and will drive shareholder value over the long term.

Please see the “Compensation Discussion and Analysis” beginning on page 24 of this Proxy statement for a more detailed discussion of executive compensation policies and procedures for our named executive officers.

Under SEC rules required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide shareholders with a separate non-binding shareholder vote to approve the compensation of our named executive officers, including the “Compensation Discussion and Analysis”, the compensation tables, and any other narrative disclosure in this Proxy statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation policies and procedures as described in this proxy statement. Shareholders may also abstain from voting.

Accordingly, shareholders are being asked to approve the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulations S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because your vote is advisory, it will not be binding on the Board and may not be construed as overruling any decision by the Board.  However, the Compensation Committee values the opinions expressed by shareholders and expects to take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors recommends a vote “FOR” the non-binding resolution approving the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the
Compensation Discussion and Analysis, compensation tables and narrative discussion.

PROPOSAL 3

PROPOSAL TO ADOPT THE 2015 OMNIBUS EQUITY COMPENSATION PLAN

General

On January 23, 2015, our Board of Directors adopted, subject to approval by our shareholders at the Annual Meeting, the South Jersey Industries, Inc. 2015 Omnibus Equity Compensation Plan (the “2015 Plan” or the “Plan”).  Our Board of Directors has directed that the proposal to approve the Plan be submitted to our shareholders for their approval at the Annual Meeting.  Shareholder approval is being sought (i) in order to meet the New York Stock Exchange listing requirements, (ii) so that compensation attributable to awards under the Plan may qualify for an exemption from the deduction limit under section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”) (see discussion of “Federal Income Tax Consequences of the Plan” below), and (iii) in order for incentive stock options to meet the requirements of the Code.

Our 1997 Stock-Based Compensation Plan, as amended and restated (the “1997 Plan”), terminated on January 26, 2015 by its terms.  Our Board of Directors believes it is advisable to adopt a new comprehensive incentive compensation plan that will serve as the successor incentive compensation plan to the 1997 Plan and provide the Company with an omnibus plan to design and structure awards of stock awards, stock units, stock options, stock appreciation rights, dividend equivalents, other stock-based awards and cash incentive awards for selected individuals in our employ or service.  Our Board of Directors believes that the availability of 1,200,000 new shares of our common stock for issuance under the 2015 Plan will ensure that we continue to have a sufficient number of shares available to achieve our compensation strategy.

The material terms of the 2015 Plan are summarized below.  A copy of the full text of the 2015 Plan is attached to this Proxy Statement as Appendix A.  This summary of the 2015 Plan is not intended to be a complete description of the 2015 Plan and is qualified in its entirety by the actual text of the 2015 Plan to which reference is made. If approved by our shareholders, the 2015 Plan will become effective on the date of the Annual Meeting.

Description of The Plan

Types of Awards

The Plan provides that awards may be made in any of the following forms:

•	Stock awards

•	Stock units

•	Incentive stock options

•	Nonqualified stock options

•	Stock appreciation rights (“SARs”)

•	Dividend equivalents

•	Other stock-based awards

•	Cash Incentive awards

Shares Subject to the Plan

The Plan authorizes a number of shares of our common stock for issuance equal to 1,200,000 new shares, subject to adjustment in certain circumstances as described below.

The Plan provides that the maximum aggregate number of shares of our common stock with respect to which awards may be made to any individual during any calendar year is 200,000 shares, subject to adjustment in certain circumstances as described below.  The Plan provides that the maximum aggregate number of shares of our common stock with respect to which awards may be made to any non-employee director during any calendar year is 10,000 shares, subject to adjustment in certain circumstances as described below.  If dividend equivalents are granted, a grantee may not accrue more than $1,000,000 of such dividend equivalents during any calendar year.

If and to the extent options and SARs granted under the Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards, stock units, or other stock-based awards are forfeited, terminated or otherwise not paid in full, the shares subject to such awards will become available again for purposes of the Plan.  To the extent that awards are to be paid in cash and not in shares of our common stock, such awards will not count against the share limits set forth above.  Shares surrendered in payment of the exercise price of an option and shares withheld or surrendered for payment of taxes will not be available again for issuance or transfer under the Plan.  Additionally, if SARs are exercised, the full number of shares subject to the SARs will be considered issued under the Plan, without regard to the number of shares issued upon settlement of the SARs.

Term of Plan

The Plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless sooner terminated by the Board of Directors.

Administration

The Plan will be administered and interpreted by the Compensation Committee of the Board of Directors or another committee appointed by the Board of Directors to administer the Plan (the “Committee”).  Administrative functions may be performed by officers of the Company appointed by the Committee.

The Committee has the authority to make recommendations regarding (i) the individuals to whom awards will be made under the Plan, (ii) the type, size, terms and conditions of the awards, (iii) when awards will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) any restrictions on resale applicable to the shares of our common stock to be issued or transferred pursuant to an award, (v) whether any award shall be subject to any non-competition, non-solicitation, confidentiality, clawback or other covenant or conditions, (vi) amendment of the terms and conditions of any previously issued award, subject to the limitations described below, and (vii) or any other matters arising under the Plan.

The Committee presently consists of four members, each of whom is a non-employee member of our Board of Directors. The Committee’s recommendations are presented to the full Board for consideration. Only the non-employee Directors act on the Committee recommendations with regard to the Plan.

Eligibility

All of our employees, non-employee directors, consultants and advisors who perform services for us and our subsidiaries are eligible to receive awards under the Plan.  As of March 2, 2015, approximately 50 persons are eligible as employees and non-employee directors to receive awards under the Plan.  The Board is authorized to select the persons to receive awards from among those eligible and will determine the number of shares of our common stock that are subject to each award.

Vesting

The Board determines the vesting of awards granted under the Plan.  Awards shall be subject to vesting over a period of not less than one year, subject to the following provisions as may be determined by the Board:  (i) vesting of awards may be accelerated in connection with a grantee’s death or disability, or in the event of a change in control; and (ii) an award agreement for a non-employee director may include vesting over a period of less than one year and/or accelerated vesting in connection with the non-employee director’s retirement.

Types of Awards

Stock Awards

The Board may grant stock awards to anyone eligible to participate in the Plan, upon such terms and conditions as the Board deems appropriate.  The Board may require that grantees pay consideration for the stock awards and may impose restrictions on the stock awards.  The Board will determine whether they will lapse over a period of time or according to such other criteria, including the achievement of specific performance goals, as the Board determines.

The Board will determine the number of shares of our common stock subject to the grant of stock awards and the other terms and conditions of the award including whether the grantee will have the right to vote shares of our common stock and to receive dividends paid on such shares during the restriction period.  Unless the Board determines otherwise, all unvested stock awards are forfeited if the grantee’s employment or service is terminated for any reason.

Stock Units

The Board may grant stock units to anyone eligible to participate in the Plan.  Each stock unit provides the grantee with the right to receive a share of our common stock or an amount based on the value of a share of our common stock at a future date upon the Company’s achievement of performance goals established by the Board.  The Board will determine the number of stock units that will be granted and the terms and conditions applicable to stock units, which will include payment based on achievement of specified performance goals.

Stock units may be paid at the end of a specified period or deferred to a date authorized by the Board.  If a stock unit becomes payable, it will be paid to the grantee in cash, in shares of our common stock, or in a combination of cash and shares of our common stock, as determined by the Board.  All unvested stock units are forfeited if the grantee’s employment or service is terminated for any reason, unless the Board determines otherwise.

The Board may grant dividend equivalents in connection with awards of stock units made under the plan.  Dividend equivalents entitle the grantee to receive amounts equal to ordinary dividends that are paid on the shares underlying an award while the award is outstanding.  The Board will determine whether dividend equivalents will be paid currently or credited to a bookkeeping account as a dollar amount or in the form of stock units.  The Board may provide that dividend equivalents shall be payable based on the achievement of specific performance goals.  Dividend equivalents may be paid in cash, in shares of our common stock, or in a combination of the two.  The terms and conditions of dividend equivalents will be determined by the Board.

Stock Options

The Board may grant options intended to qualify as incentive stock options within the meaning of section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs.  Anyone eligible to participate in the Plan may receive an award of NQSOs.  Only our employees and employees of our subsidiaries may receive an award of ISOs.  The maximum aggregate number of shares of our common stock with respect to which ISOs may be granted under the Plan is 1,200,000, subject to adjustment in accordance with the terms of the Plan.

The Board will fix the exercise price per share of options on the date of grant.  The exercise price of options granted under the Plan will not be less than the fair market value of our common stock on the date of grant.  However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of our common stock on the date of grant.

The Board will determine the term of each option, which will not exceed 10 years from the date of grant.  Notwithstanding the foregoing, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock, the term of the ISO may not exceed five years from the date of grant.  To the extent that the aggregate fair market value of shares of our common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The Board will determine the terms and conditions of options, including when they become exercisable.  The Board may accelerate the exercisability of any options, subject to the vesting restriction described above.  Except as provided in the award agreement or as otherwise determined by the Board, an option may only be exercised while a grantee is employed by or providing service to us or our subsidiaries.

A grantee may exercise an option by delivering notice of exercise to us.  The grantee will pay the exercise price and any withholding taxes for the option:  (i) in cash; (ii) in certain circumstances as permitted by the Board, by the surrender of shares of our common stock with an aggregate fair market value on the date the option is exercised equal to the exercise price; (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board; (iv) if permitted by the Board, by surrender of the vested portion of the option to us for an appreciation distribution payable in shares of our common stock with a fair market value at the time of the option surrender equal to the dollar amount by which the then fair market value of the shares of our common stock subject to the surrendered portion exceeds the aggregate exercise price; (v) by another method approved by the Board; or (vi) by any combination of the foregoing.

SARs

The Board may grant SARs to anyone eligible to participate in the Plan.  SARs may be granted in connection with, or independently of, any option granted under the Plan.  Upon exercise of a SAR, the grantee will be paid an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount for the SAR.  Such payment to the grantee will be in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Board.  The Board will determine the term of each SAR, which will not exceed 10 years from the date of grant.

The base amount of each SAR will be determined by the Board and will be equal to or greater than the fair market value of our common stock on the date the SAR is granted.  The Board will determine the terms and conditions of SARs, including when they become exercisable.  The Board may accelerate the exercisability of any SARs, subject to the vesting restrictions described above.

Other Stock-Based Awards

The Board may grant other stock-based awards, which are awards other than options, stock units, stock awards, SARs and cash incentive awards.  The Board may grant other stock-based awards to anyone eligible to participate in the Plan.  These awards will be based on or measured by shares of our common stock, and will be payable in cash, in shares of our common stock, or in a combination of cash and shares of our common stock.  The terms and conditions for other stock-based awards will be determined by the Board.

Cash Incentive Awards

The Board may grant cash incentive awards, which are awards to be settled solely in cash.  The terms and conditions for cash incentive awards will be determined by the Board.

Qualified Performance-Based Compensation

The Plan permits the Board to impose objective performance goals that must be met with respect to awards of stock units, stock awards, other stock-based awards or dividend equivalents granted to employees under the Plan, in order for the awards to be considered qualified performance-based compensation for purposes of section 162(m) of the Code (see “Federal Income Tax Consequences of the Plan” below).  Prior to, or soon after the beginning of, the performance period, the Board will establish in writing the performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met and any other conditions.

The performance goals, to the extent designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following measures: annual consolidated earnings per share; the price of shares of common stock; the market share of the Company (or any business unit thereof); sales by the Company (or any business unit thereof); return factors (including, but not limited to return on equity, capital employed, or investment; risk adjusted return on capital; return on investors’ capital; return on average equity; return on assets; and return on net assets); costs of the Company (or any business unit thereof); the Company’s total shareholder return; revenues; debt level; cash flow; capital expenditures; net income or gross income; operating income; expenses; net borrowing; goals related to mergers, acquisitions, dispositions or similar business transactions; assets; regulatory compliance; employee retention/attrition rates; individual business objectives; risk management activities; corporate value measures which may be objectively determined (including ethics, compliance, environmental, diversity commitment and safety); or implementation or completion of critical projects or processes; cost reduction targets; interest-sensitivity gap levels; weighted average cost of capital; working capital; operating or profit margin; pre-tax margin; contribution margin; book value; operating expenses (including, but not limited to lease operating expenses, severance taxes and other production taxes, gathering and transportation and general and administrative costs); unit costs; EBIT; EBITDA; debt to EBIT or EBITDA; interest coverage; comparative shareholder return; book value per share; net asset value per share; growth measures; debt to total capitalization ratio; asset quality levels; investments; economic value added; stock price appreciation; market capitalization; accounts receivables day sales outstanding; accounts receivables to sales; achievement of balance sheet or income statement objectives; assets; asset sale targets; non-performing assets; satisfactory internal or external audits; improvement of financial ratings; charge-offs; amount of the gas reserves; costs of finding gas reserves; reserve replacement ratio, reserve additions, or other reserve level measures; drilling results; natural gas production, production and reserve growth; production volume; sales volume; production efficiency; inventory to sales; and inventory turns; and to the extent that the performance goal is not designed to meet the requirements of section 162(m) of the Code, the goal may be established at the discretion of the Board.

Such performance goals may be particular to a grantee or the division, department, branch, line of business, subsidiary or other unit in which the grantee works, or may be based on attaining a specified absolute level of the performance goal, or a percentage increase or decrease in the performance goal compared to a pre-established target, previous years’ results, or a designated market index or comparison group, all as determined by the Board.

Deferrals

The Board may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of our common stock that would otherwise be due to the grantee in connection with any awards under the Plan.  The Board will establish the rules and procedures applicable to any such deferrals, consistent with the applicable requirements under the Code relating to deferrals.

Adjustment Provisions

If there is any change in the number or kind of shares of our common stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding shares of our common stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of our common stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, the maximum number of shares of our common stock available for issuance under the Plan, the maximum number of shares of our common stock for which any individual may receive awards in any year as described above, the kind and number of shares covered by outstanding awards, the kind and number of shares issued or transferred and to be issued or transferred under the Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Board to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of our common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding awards.  Any fractional shares resulting from such adjustment will be eliminated.  In addition, in the event of a change in control, the provisions applicable to a change in control, described below, will apply.  Any adjustments to outstanding awards will be consistent with section 409A or 424 of the Code, to the extent applicable.

Transferability

Only the grantee may exercise rights under an award during the grantee’s lifetime.  A grantee may not transfer those rights except by will or the laws of descent and distribution.  The Board may also provide, in an award agreement, that a grantee may transfer NQSOs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Board may determine.

Change in Control

In the event of a change in control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Board determines otherwise, all outstanding awards not previously exercised or paid will be assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation).

Unless the award agreement provides otherwise, if a grantee’s employment is terminated by the Company without “Cause” or the grantee resigns for “Good Reason” (as such terms are defined in the Plan), in either case within 12 months following a change in control, the grantee’s outstanding awards will become fully vested on the date of the termination, except that if the vesting of any such awards is based, in whole or in part, on performance, the applicable award agreement will specify how the portion of the award that becomes vested under this paragraph will be calculated.

In the alternative, in the event of a change in control, if all outstanding awards are not assumed by, or replaced with awards that have comparable terms by, the successor corporation (or parent or subsidiary of the surviving corporation), the Board may take any of the following actions with respect to any or all outstanding awards, without the consent of any grantee:

•	Determine that outstanding options and SARs automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding stock awards immediately lapse;

•	Determine that grantees receive a payment in settlement of outstanding stock units or other stock-based awards, in such amount and form as determined by the Board;

•
Require that grantees surrender their options and SARs in exchange for payment by the Company, in cash or shares of our common stock as determined by the Board, in an amount equal to the amount, if any, by which the then fair market value of the shares subject to the grantee’s unexercised options and SARs exceeds the exercise price of the stock options or the base amount of the SARs, as applicable; or

•	After giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Board deems appropriate.

Notwithstanding the foregoing, if the per share fair market value of our common stock does not exceed the exercise price or base amount, as applicable, the Company will not be required to make any payment to the grantee upon surrender of the option or SAR.

For purposes of the Plan, a change in control will generally be deemed to have occurred if one of the following events occurs:

•
Consummation of (i) a merger or consolidation as a result of which our stockholders immediately before the transaction do not own more than 50% of the voting power of the voting securities of the surviving company; or (ii) a sale or other disposition of all or substantially all of our assets;

•
If at least a majority of the Board of Directors at any time does not consist of individuals who were members of the Board of Directors for at least two years, unless each such new director who was not a director at the beginning of such two year period stands for election as a management nominee (which does not include directors nominated by hostile shareholders) and is elected by shareholders immediately prior to the election of any such new majority; or

•
Any person becomes the beneficial owner of securities representing more than 30% of the voting power of our securities, provided that a change in control will not be deemed to occur as a result of (i) a transaction in which we become a subsidiary of another corporation and in which our stockholders, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 30% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote) or (ii) an increase on an person’s beneficial ownership of our securities in connection with one or more Company stock repurchase transactions.

For any awards subject to the requirements of section 409A of the Code (discussed below) that will become payable on a change in control, the transaction constituting a change in control must also constitute a change in control event for purposes of section 409A of the Code.

Amendment and Termination of the Plan

Our Board of Directors may amend or terminate the Plan or an award at any time, however, the Board of Directors may not amend the Plan without shareholder approval if such approval is required under any applicable laws or stock exchange requirements.

Grantees Outside of the United States

If any individual who receives an award under the Plan is subject to taxation in a country other than the United States, the Board may make the award on such terms and conditions as the Board deems appropriate to comply with the laws of the applicable country.

No Repricing

Except as set forth in the Plan, the Company cannot, without shareholder approval, (i) amend the price of outstanding options or SARs under the Plan to reduce the exercise price, (ii) cancel outstanding options or SARs in exchange for other awards of options or SARs with an exercise price that is less than the exercise price of the original options or SARs, or (iii) cancel outstanding options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

Clawback Policy

All awards made under the Plan are subject to any compensation, share trading, clawback, recoupment or other policy that may be applicable to employees of the Company, as such policy may be in effect from time to time, whether or not approved before or after the effective date of the Plan.

Shareholder Approval for Qualified Performance-Based Compensation

If stock awards, stock units, other stock-based awards or dividend equivalents are granted as qualified performance-based compensation under section 162(m) of the Code, the Plan must be re-approved by our shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which our shareholders previously approved the Plan.

Federal Income Tax Consequences Relating to Awards

The federal income tax consequences of awards under the Plan will depend on the type of award. The following description provides only a general description of the application of federal income tax laws to awards under the Plan.  This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as the consequences may vary with the types of awards made, the identity of the grantees and the method of payment or settlement.  The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our common stock or payment of cash under the Plan.  Future appreciation on shares of our common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of our common stock are sold.  The tax rate applicable to capital gain will depend upon how long the grantee holds the shares.  We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

(i)     If shares of our common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

(ii)    If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of our common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant.  However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount.  The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

(iii)   An award may be subject to a 20% tax, in addition to ordinary income tax, at the time the award becomes vested, plus interest, if the award constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year.  Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it.  We intend that options and SARs granted under the Plan will be qualified performance-based compensation.  Stock units, stock awards, dividend equivalents and other stock-based awards granted under the Plan may be structured to meet the qualified performance-based compensation exception under section 162(m) of the Code if the Board determines to condition such awards on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to awards.  We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations.  The Board may permit a grantee to satisfy our withholding obligation with respect to awards paid in shares of our common stock by having shares withheld, at the time the awards become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

SHAREHOLDER APPROVAL

The affirmative vote of a majority of the votes cast at the Annual Meeting for the holders of our common stock is required to approve the adoption of the South Jersey Industries, Inc. 2015 Omnibus Equity Compensation Plan.

No award has been or will be granted under the Plan that is contingent upon approval of this proposal by our shareholders at the Annual Meeting.  Awards under the Plan are discretionary, so it is not currently possible to predict the number of shares of our common stock that will be granted or who will receive grants under the Plan after the Annual Meeting.  The last reported sale price of a share of our common stock on March 2, 2015 was $55.89 per share.

The Board of Directors recommends a vote “FOR” approval of the adoption of the South Jersey Industries, Inc.
2015 Omnibus Equity Compensation Plan.

PROPOSAL 4

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Audit Committee and the Board of Directors, subject to the approval of the shareholders, reappointed Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for 2015. Unless otherwise directed, proxies will be voted “FOR” approval of this appointment. If the shareholders do not ratify this appointment by the affirmative vote of a majority of the votes cast at the meeting, other auditors will be considered by the Audit Committee.

Deloitte & Touche LLP served as the Company’s independent registered public accounting firm during 2014. During 2014, the audit services performed for the Company consisted of audits of the Company’s and its subsidiaries’ financial statements and attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404 and the preparation of various reports based on those audits, services related to filings with the Securities and Exchange Commission and the New York Stock Exchange, and audits of employee benefit plans as required by the Employee Retirement Income Security Act. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of the Independent Registered Public Accounting Firm.

SECURITY OWNERSHIP

DIRECTORS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of March 2, 2015, of: (a) each current director and nominee for director; (b) our principal executive officer, principal financial officer, the three other most highly compensated executive officers during 2014 (collectively, the “Named Executive Officers”); and (c) all of the directors and executive officers as a group.

	Number of Shares of Common Stock (1)		Percent of Class
Ann T. Anthony	227			*
Sarah M. Barpoulis	5,145	(2)		*
Thomas A. Bracken	21,913	(2)		*
Keith S. Campbell	18,182	(2)		*
Stephen H. Clark	13,107			*
Jeffrey E. DuBois	15,542			*
Victor A. Fortkiewicz	8,879	(2)		*
Edward J. Graham	48,908			*
Sheila Hartnett-Devlin	4,062	(2)		*
Walter M. Higgins III	10,483	(2)		*
Sunita Holzer	6,593	(2)		*
David A. Kindlick	20,430			*
Kenneth Lynch	2,598			*
Kathleen A. McEndy	429			*
Gina Merritt-Epps	6,015			*
Gregory M. Nuzzo	949			*
Joseph H. Petrowski	14,728	(2)		*
Michael J. Renna	24,868			*
David Robbins, Jr.	9,704			*
Frank L. Sims	29,146	(2)		*
All directors, nominees for director and executive officers as a group (20 persons)	261,908

* Less than 1%.

Notes:

(1)	Based on information furnished by the Company’s directors and executive officers. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Common Stock shown as owned by him or her.

(2)	Includes shares awarded to each director under a Restricted Stock Program for Directors.

Stock Ownership Requirements

The Board of Directors believes significant ownership of Company Common Stock better aligns the interests of management with that of the Company’s shareholders. Therefore, in 2001, the Board of Directors enacted the stock requirements listed below for officers and directors. The requirements for officers were effective through 2014 and have been increased for 2015 as outlined on page 33 of this proxy statement.

•	The Chief Executive Officer is required to own shares of Company Common Stock with a market value equal to a minimum of three times his or her annual base salary;

•	Other executive officers are required to own shares of Company Common Stock with a market value equal to a minimum of one and one-half times their annual base salary;

•	Other officers are required to own shares of Company Common Stock with a market value equal to a minimum of their annual base salary;

•
Shares owned outright will be combined with vested restricted shares awarded under the Stock-Based Compensation Plan and vested shares beneficially owned through any employee benefit plan for purposes of determining compliance with the stock ownership requirement for officers. Current officers will have a period of six years from the original date of adoption and newly elected or promoted officers will have a period of six years following their election or promotion to a new position to meet these minimum stock ownership requirements; and

•
Members of the Board of Directors are required, within six years of becoming a director of the Company or any of its principal subsidiaries, or within six years of an increase in the share ownership guidelines, to own shares of Company Common Stock with a market value equal to a minimum of five times the current value of a Director’s annual cash retainer for board service. Shares owned outright will be combined with restricted shares awarded as part of the annual stock retainer for the purpose of meeting these requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires the Company’s directors and executive officers to file reports with the SEC relating to their ownership of, and transactions in, the Company’s Common Stock. Based on our records and other information, the Company believes that all Section 16(a) filing requirements were met for 2014.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information, as of March 2, 2015, as to each person known to the Company, based on filings with the SEC, who beneficially owns 5 percent or more of the Company’s Common Stock. Based on filings made with the SEC, each shareholder named below has sole voting and investment power with respect to such shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
BlackRock, Inc. 55 East 52nd Street, New York, NY 10022	3,201,312	9.50 percent

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	2,310,135	6.86 percent

CORPORATE GOVERNANCE

THE BOARD OF DIRECTORS

Leadership Structure

The Chairman of the Board, Edward J. Graham, also serves as the Company’s CEO. The Company determined that this leadership structure is appropriate based on Mr. Graham’s tenure with the Company, his knowledge of the Company and the energy and utility industries, and his excellent relationship with the Board. To ensure sustained leadership when it is inappropriate for Mr. Graham to act as Chairman, the Board elected Director Higgins to serve as Lead Independent Director in April 2013.

In December 2014, SJI announced that Mr. Graham will retire effective April 30, 2015, with Michael J. Renna assuming the role of president and CEO as of May 1, 2015. Walter M. Higgins III will become the Non-Executive Chairman of SJI’s board of directors on May 1, 2015.

In the role, Mr. Higgins will:

•	Provide leadership to the Board
•	Chair meetings of the Board of Directors
•	Establish procedures to govern the Board’s work
•	Ensure the Board’s full discharge of its duties
•	Schedule meetings of the full Board and work with committee chairmen, CEO and Corporate Secretary for the schedule of meetings for committees
•	Organize and present the agenda for regular or special Board meetings based on input from directors, CEO and Corporate Secretary
•	Ensure proper flow of information to the Board, reviewing adequacy and timing of documentary materials in support of management’s proposals
•	Ensure adequate lead time for effective study and discussion of business under consideration
•	Help the Board fulfill the goals it sets by assigning specific tasks to members of the Board
•	Identify guidelines for the conduct of the directors, and ensure that each director is making a significant contribution
•	Act as liaison between the Board and CEO
•	Work with Governance Committee and CEO, and ensure proper committee structure, including assignments and committee chairmen
•	Set and monitor the ethical tone of the Board of Directors
•	Manage conflicts which may arise with respect to the Board
•	Monitor how the Board functions and works together effectively
•	Carry out other duties as requested by the CEO and Board as a whole, depending on need and circumstances
•	Serve as resource to the CEO, Corporate Secretary and other Board members on corporate governance procedure and policies

Independence of Directors

The Board adopted Corporate Governance Guidelines that require the Board to be composed of a majority of directors who are “independent directors” as defined by the rules of the New York Stock Exchange. No director will be considered “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. When making “independence” determinations, the Board considers all relevant facts and circumstances, as well as any other facts and considerations specified by the New York Stock Exchange, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. As part of its Corporate Governance Guidelines, the Board established a policy that Board members may not serve on more than four other boards of publicly traded companies. SJI’s Corporate Governance Guidelines are available on our website at www.sjindustries.com under the heading “Investors”.

The Board determined that directors Barpoulis, Bracken, Campbell, Fortkiewicz, Hartnett-Devlin, Higgins, Holzer, Petrowski and Sims, constituting all of the non-employee directors, meet the New York Stock Exchange standards and our own standards noted above for independence and are, therefore, considered to be independent directors. Accordingly, during 2014, all but two of the Company’s directors were considered to be “independent.” Mr. Graham and Mr. Renna are not considered independent by virtue of their employment with the Company.

 Codes of Conduct

The Company adopted codes of conduct for all employees, officers and directors, which include the code of ethics for our principal executive, our principal financial officer and principal accounting officer within the meaning of the SEC regulations adopted pursuant to the Sarbanes-Oxley Act of 2002. Additionally, the Company established a hotline and website for employees to anonymously report suspected violations.

Copies of the codes of ethics are available on the Company’s website at www.sjindustries.com under Investors > Corporate Governance. Copies of our codes of conduct are also available at no cost to any shareholder who requests them in writing at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037, Attention: Corporate Secretary.

Communication with Directors

The independent directors met five times during 2014. Topics of these independent sessions included CEO and officer performance and compensation, succession planning, strategy and discussions of corporate governance. Director Higgins, the Lead Independent Director, chaired the meetings of the independent directors.  You may communicate with the Lead Independent Director and chairmen of the Audit, Compensation, Corporate Responsibility and Governance Committees by sending an e-mail to leadindependentdirector@sjindustries.com, auditchair@sjindustries.com, compchair@sjindustries.com, govchair@sjindustries.com, or corpresp@sjindustries.com, respectively, or you may communicate with our outside independent directors as a group by sending an e-mail to sjidirectors@sjindustries.com.  The charters and scope of responsibility for each of the Company’s committees are located on the Company’s website at www.sjindustries.com. You may also address any correspondence to the chairmen of the committees or to the independent directors at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Corporate Governance Materials

Shareholders can see the Company’s Corporate Governance Guidelines and Profile, Charters of the Audit Committee, Compensation Committee, Corporate Responsibility Committee, Executive Committee  and Governance Committee, and Codes of Ethics on the Company’s website at www.sjindustries.com under Investors > Corporate Governance. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders without charge upon request to the Corporate Secretary at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors met eight times in 2014. Each director attended 75 percent or more of the total number of Board meetings and the Board committee meetings on which he or she served.  All current Board members and all nominees for election to the Company’s Board of Directors are required to attend the Company’s Annual Meetings of Shareholders. Attendance is not required if personal circumstances affecting the Board member or director nominee make his or her attendance impracticable or inappropriate. All of the directors attended the 2014 Annual Meeting of Shareholders. During 2014, each of the Company’s directors also served on the Boards or Executive Committees of one or more of South Jersey Gas Company, South Jersey Energy Company, South Jersey Energy Solutions, LLC, Marina Energy LLC, South Jersey Resources Group, LLC, South Jersey Energy Service Plus, LLC, Energy & Minerals, Inc., R&T Group, Inc., and SJI Midstream, LLC, all of which are Company subsidiaries.

There are five standing committees of the Board: the Audit Committee; the Compensation Committee; the Corporate Responsibility Committee; the Executive Committee; and the Governance Committee.

Audit Committee

The Board’s Audit Committee, which met eight times during 2014, was comprised of six “independent” directors in 2014: Sheila Hartnett-Devlin, Chairman; Sarah M. Barpoulis; Thomas A. Bracken; Walter M. Higgins III; Joseph H. Petrowski; and Frank L. Sims. The Board determined that no member of the Audit Committee has a material relationship that would jeopardize such member’s ability to exercise independent judgment. The Board of Directors designated each member of the Audit Committee as an “audit committee financial expert” as defined by applicable Securities and Exchange Commission’s rules and regulations.  The Audit Committee: (1) annually engages an independent registered public accounting firm for appointment, subject to Board and shareholder approval, as auditors of the Company and has the authority to unilaterally retain, compensate and terminate the Company’s independent registered public accounting firm; (2) reviews with the independent registered public accounting firm the scope and results of each annual audit; (3) reviews with the independent registered public accounting firm, the Company’s internal auditors and management, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing; and (4) considers the possible effect on the objectivity and independence of the independent registered public accounting firm of any non-audit services to be rendered to the Company.

The Audit Committee is also responsible for overseeing the Company’s Risk Management process. The Committee analyzes the guidelines and policies that management uses to assess and manage exposure to risk, and analyzes major financial risk exposures and the steps management has taken to monitor and control such exposure. The Committee presents its findings to the full Board, which is charged with approving the Company’s risk appetite.

At each Audit Committee meeting, management presents an update of the Company’s risk management activities. The Company has two internal Risk Committees that report to the Audit Committee at least quarterly. The SJI Risk Management Committee (RMC), established by the SJI Audit Committee in 1998, is responsible for overseeing the energy transactions and the related risks for all of the SJI companies. Annually, the Board approves the RMC members.  Committee members include management from key Company areas such as finance, risk management, legal and business operations. The RMC establishes a general framework for measuring and monitoring business risks related to both financial and physical energy transactions, approves all methodologies used in risk measurement, ensures that objective and independent controls are in place, and presents reports to the Audit Committee reflecting risk management activity, including an annual evaluation of risk on an enterprise-wide basis.

A South Jersey Gas Company RMC is responsible for gas supply risk management. Annually, the Board approves the RMC members. Committee members include management from key Company areas such as finance, risk management, legal and gas supply. This RMC meets at least quarterly.

The Audit Committee established policies and procedures for engaging the independent registered public accounting firm to provide audit and permitted non-audit services. The Audit Committee evaluates itself on an annual basis. The Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.sjindustries.com, under the heading “Investors.” You may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Compensation Committee

The Board’s Compensation Committee, which met six times during 2014, was comprised of four “independent” directors in 2014: Keith S. Campbell, Chairman; Sheila Harnett-Devlin; Sunita Holzer; and Frank L. Sims. The Compensation Committee: (1) is responsible for making grants under and otherwise administering the Company’s Stock-Based Compensation Plan; (2) reviews and makes recommendations to the Board of Directors on the operation, performance and administration of the retirement plans, other employee benefit plans and employment policies; and (3) reviews and makes recommendations to the Board of Directors on forms of compensation, including the performance and levels of compensation of the officers of the Company. The Committee’s charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of the Company, or any of its subsidiaries or affiliates. During the last fiscal year, none of the Company’s executive officers served on a compensation committee or as a director for any other publicly traded company.

Corporate Responsibility Committee

 The Board’s Corporate Responsibility Committee, which met twice during 2014, was comprised of four “independent” directors in 2014: Thomas A. Bracken, Chairman; Keith S. Campbell; Victor A. Fortkiewicz; and Sunita Holzer. The Committee provides oversight, monitoring and guidance of matters related to corporate and social citizenship, public and legal policy, environmental stewardship and compliance, political activities, sustainability, quality of work life, and economic and social vitality in the communities and markets in which the Company operates. The Committee’s charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

The Committee also oversees the production of the Company’s annual Corporate Sustainability Report, which conveys how the Company links the business with sustainable practices. The 2014 report is available on our website at www.sjindustries.com or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Governance Committee

The Board’s Governance Committee, which met four times during 2014, was comprised of four “independent” directors in 2014: Walter M. Higgins III, Chairman; Sarah M. Barpoulis; Victor A. Fortkiewicz; and Joseph H. Petrowski. Each Committee member satisfies the New York Stock Exchange’s independence requirements.  Among its functions, the Governance Committee: (1) maintains a list of prospective candidates for director, including those recommended by shareholders; (2) reviews the qualifications of candidates for director (to review minimum qualifications for director candidates, please see the Company’s Corporate Guidelines available on our website at www.sjindustries.com under the heading “Investors.” These guidelines include consideration of education, experience, judgment, diversity and other applicable and relevant skills as determined by an assessment of the Board’s needs when an opening exists); (3) makes recommendations to the Board of Directors to fill vacancies and for nominees for election to be voted on by the shareholders; and (4) is responsible for monitoring the implementation of the Company’s Corporate Governance Policy. The Committee’s charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

The Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current Board make-up and the Company’s strategic forecast. This assessment includes issues of industry experience, education, general business and leadership experience, judgment, diversity, age, and other applicable and relevant skills as determined by an assessment of the Board’s needs. The diversity assessment includes a review of Board composition with regard to race, gender, age and geography.

The Governance Committee will consider nominees for the Board of Directors recommended by shareholders and submitted in compliance with the Company’s bylaws, in writing, to the Corporate Secretary of the Company. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Company’s Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director.

Executive Committee

The Board’s Executive Committee, which did not meet in 2014, was comprised of the Chairman of the SJI Board, Chairmen of the subsidiary Boards, Committee Chairs and the Lead Independent Director, and is chaired by the Chairman of the Board. The current members are: Edward J. Graham, Chairman; Thomas A. Bracken; Keith S. Campbell; Sheila Hartnett-Devlin; Walter M. Higgins, III; and Joseph H. Petrowski. The Executive Committee may act on behalf of the Board of Directors during intervals between Board meetings in managing the Company’s business and affairs. Pursuant to its charter, the Executive Committee meets on an “as needed” basis.

AUDIT COMMITTEE REPORT

The Board’s Audit Committee comprises six directors, each of whom is independent as defined under the listing standards of the New York Stock Exchange and satisfies the additional independence criteria applicable to Audit Committee members. The Board has determined that each member of the Committee is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee’s activities and scope of its responsibilities are set forth in a written charter adopted by the Board, and is posted on the Company’s website at www.sjindustries.com under the heading “Investors”.

In accordance with its charter adopted by the Board of Directors, the Audit Committee, among other things, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing and financial reporting practices. Management is responsible for preparing the Company’s financial statements and for assessing the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for examining those financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2014, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61 (AICPA Professional Standards, Vol. 1. AU section 380), as amended, and “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee also received written disclosures from Deloitte & Touche LLP regarding its independence from the Company that satisfy applicable PCAOB requirements for independent accountant communications with audit committees concerning auditor independence, and discussed with Deloitte & Touche LLP the independence of that firm.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements and management assessment of the effectiveness of the Company’s internal controls over financial reporting be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Audit Committee
Sheila Hartnett-Devlin, Chairman
Sarah M. Barpoulis
Thomas A. Bracken
Walter M. Higgins III
Joseph H. Petrowski
Frank L. Sims

Fees Paid to the Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee also considered whether the provision of services other than the audit services by the independent registered public accountants to the Company is compatible with maintaining the accountants’ independence. In accordance with its charter, the Audit Committee must pre-approve all services provided by Deloitte & Touche LLP. The Audit Committee discussed these services with the independent registered public accounting firm and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The fees for all services provided by the independent registered public accounting firm to the Company during 2014 and 2013 are as follows:

FY 2014			FY 2013
Audit Fees (a)		$2,152,750	Audit Fees (a)		$1,902,400
Fees per Engagement Letter	1,790,000		Fees per Engagement Letter	1,645,000
FY 2013 Audit true up billed	85,000		FY 2012 Audit true up billed	207,400
FY 2013 SJG Form 10-K SEC Comment Letter	-		FY 2012 Form 10-K SEC Comment Letter	50,000
Audit work related to 2014 non-routine events	274,000
Registration Form S-3	3,750
Audit-Related Fees (b)		110,000	Audit-Related Fees (b)		108,000
Benefit Plan Audits	110,000		Benefit Plan Audits	100,000
SJESP Separate Report	-		SJESP Separate Report	4,000
South Jersey Energy Company	-		South Jersey Energy Company	4,000
Tax Fees (c)		214,557	Tax Fees (c)		80,800
Form 5500 & Form 8955-SSA	10,890		Form 5500	8,800
Tax compliance	153,667		Review of Federal Tax Return	22,000
Fees related to tangible property regulations phase II	50,000		Fees related to tangible property regulations	50,000
All Other Fees			All Other Fees
Total		$2,477,307	Total		$2,091,200

(a) Fees for audit services billed or expected to be billed relating to fiscal 2014 and 2013 include audits of the Company’s annual financial statements, evaluation and reporting on the effectiveness of the Company’s internal controls over financial reporting, reviews of the Company’s quarterly financial statements, comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b) Fees for audit-related services provided during fiscal 2014 and 2013 consisted of employee benefit plan audits, other, compliance audits, and registrar audits.

(c) Fees for tax services provided during fiscal 2014 and 2013 consisted of tax compliance and compliance-related research. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and Federal, state and local income tax return assistance.

COMPENSATION OF DIRECTORS

In 2011, SJI’s Director Compensation Program was comprised of the following components:

1)     An annual cash retainer for Board and Committee service payable monthly;

2)     Meeting fees for Committee meetings in excess of four per year;

3)     Annual restricted stock grant with a 3-year vesting period and;

4)     Additional retainers for the Lead Independent Director and Committee Chairs

In 2011, the Board engaged Frederic W. Cook (Cook) as its consultant to review the Company’s Director Compensation Program (Program) to ensure that the Board attracts and retains highly qualified directors. Cook evaluated total compensation and the structure of the Director Compensation programs. Cook made findings regarding compensation levels and the Program structure, including a finding that two elements of SJI director compensation program were not consistent with emerging trends and potentially could be perceived as compromising director independence:

•	Restricted stock unit vesting period is three years. The majority of SJI peer companies grant equity awards that have vesting periods of one year or less.

•	Providing life insurance and accident insurance are no longer a prevalent practice.

Cook was retained to perform the subsequent studies, including engagement in 2013 to review Director Compensation and provide any recommendations for 2014. For that study, reference points were the director compensation for the following peer companies, consistent with the group used to assess the competitiveness of the Executive Compensation Program: Black Hills Corp., CH Energy Group, Energen, Laclede Group Inc., New Jersey Resources Corp., Northwest Natural Gas Co., Piedmont Natural Gas Co., Questar Corp., Southwest Gas Corp., UIL Holdings Corp., Vectren Corp. and WGL Holdings Inc. In a study presented in November 2013, Cook found as follows:

•
On a “per director” basis, the program approximated the median of peer group practice and was consistent with the Company’s targeted competitive positioning for non-employee director and executive compensation.

•	Cash compensation was between the median and the 75th percentile.

•	Equity compensation was between the 25th percentile and the median.
•	Significant changes to director compensation levels were not warranted; however, the Committee could consider an increase to the RSU grant in anticipation of market movement.
•	The design of the Company’s director compensation program was generally consistent with peer company policy and that no changes to SJI’s Program are proposed.
•
The Program design strongly supports the long-term shareholder alignment objective through use of RSUs as the sole equity grant type and director stock ownership guidelines; however, the ownership guideline of five times the cash retainer of $40,000 was below the 25th percentile of the peer group practice.

•	The use of additional retainers recognizes responsibilities and the time commitment associated with serving as lead independent director or chairing a committee.
•	The value of SJI’s Lead Independent Director and Committee Chair retainers are aligned with peer group median practice.

Based on Cook’s findings and recommendations, in 2013 the Company paid non-employee directors as follows:

I.      Compensation:  Non – Employee Directors

A.          Board Service

1.	Cash -	Annual Retainer for Board Service:	$55,000	*
		Annual Retainer for Committee Meetings:	15,000
		Annual Retainer (payable monthly):	$70,000

2.     Restricted Stock – SJI shares with a total value of $75,000 awarded annually in January. The value of the shares is based on the daily average share price for the period July 1 through December 31 of the prior year.

3.     Lead Independent Director - Annual Retainer (payable monthly):          $13,500

4.     Independent Subsidiary Chair Retainer:                              $8,000

B.Committee Service

1.     Annual Chairman Retainers (payable monthly):

Audit	$10,000
Compensation	$10,000
Governance	$6,000
Corporate Responsibility	$5,000

2.     Meeting Fee: $1,500 for each Committee meeting in excess of four meetings per year.

3.     Ad Hoc Committees: In the event a Committee is formed for a special project, the Committee members will be paid $1,500 per meeting and the Chairman will be paid a retainer in an amount approved by the Board of Directors.

II.     Other Benefits & Items

A.            $ 50,000 Group Life Insurance**
B.            $250,000 24 Hr. Accident Protection Insurance
C.            Restricted Stock Deferral Plan
D.            D&O Insurance -  $35 Million w/$10 Million Entity Sublimit
   No Deductible for D&O
   $200,000 Deductible for Corporation

E.             Travel Expenses Reimbursed Upon Request

III.    Share Ownership Requirements

Non-employee members of the Board of Directors are required, within six years of becoming a director of the Company or any of its principal subsidiaries, or within six years of a change of the share ownership guidelines, to own shares of Company Common Stock with a market value equal to a minimum of five times the current value of a Director’s annual retainer for Board Service. Shares owned outright will be combined with restricted shares awarded as part of the annual stock retainer for the purpose of meeting these requirements.

*	Commencing January 1, 2014, the cash allocation was revised to $55,000 for Board service and $15,000 for Committee service from $40,000 and 30,000, respectively.

**	Life insurance benefits were eliminated for Directors elected after April 2011. The life insurance coverage remained in place for Directors elected prior to or during April 2011.

In March of 2012, the Governance Committee nominated an Independent Director to serve as Chairman of the South Jersey Energy Solutions, LLC (SJES) Executive Committee. Based on the recommendation of Cook, the Board determined that an additional retainer would be paid for independent directors who serve as Chairman of the Board of SJI and its subsidiaries. Commencing May 2012, an $8,000 annual retainer was paid to the Chairman of the SJES Executive Committee.

Director Compensation for Fiscal Year 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Sarah M. Barpoulis	76,000	70,000	-	-	-	-	146,000
Thomas A. Bracken	81,000	70,000	-	-	-	390	151,390
Keith S. Campbell	83,000	70,000	-	-	-	390	153,390
Victor A. Fortkiewicz	70,000	70,000	-	-	-	390	140,390
Sheila Hartnett-Devlin	89,000	70,000	-	-	-	390	159,390
Sunita Holzer	73,000	70,000	-	-	-	-	143,000
Walter M. Higgins III	95,500	70,000	-	-	-	390	165,890
Frank L. Sims	79,000	70,000	-	-	-	-	149,000
Joseph H. Petrowski	84,000	70,000	-	-	-	390	154,390

Footnotes

(1) Per the 2014 Director Compensation Program, the independent directors were granted 1,290 restricted stock units valuing $75,000 using the daily closing prices for the last two quarters of 2013. The above chart reflects the aggregate grant date fair value of restricted common stock awards granted in the respective fiscal year, calculated in accordance with FASB Accounting Standards Codification Topic 718, Compensation - Stock Compensation, which requires that the grant be measured at the grant date fair value.

(2) Represents group life insurance payments and accidental death and dismemberment.

CERTAIN RELATIONSHIPS

Mr. Campbell is Chairman of Mannington Mills, Inc., which purchases natural gas from Company subsidiaries.  Commencing January 2004, as a result of winning a competitive bid, another Company subsidiary owns and operates a cogeneration facility that provides electricity to Mannington Mills, Inc.

Review and Approval Policies and Procedures for Related Party Transactions

Pursuant to a policy adopted by the Company’s Governance Committee, the Company’s executive officers and directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with the Company without the Governance Committee’s or other independent Board committee’s prior consent, in cases in which it is inappropriate for the Governance Committee to review the transaction due to a conflict of interest. In approving or rejecting the proposed transaction, the Governance Committee shall consider the facts and circumstances available and deemed relevant to the Committee. The Governance Committee shall approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, the Company’s best interests, as the Governance Committee determines in the good faith exercise of its discretion.

EXECUTIVE OFFICERS

COMPENSATION DISCUSSION & ANALYSIS

Compensation Committee Report

We have reviewed the following Compensation Discussion and Analysis with management.  Based on our review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement, Form 10-K and Annual Report for the year ended December 31, 2014.

Compensation Committee

Keith S. Campbell, Chairman
Sheila Hartnett-Devlin
Sunita Holzer
Frank L. Sims

The following is a discussion and analysis of our executive compensation programs as they apply to our Chairman/Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the next three most highly compensated executive officers who were serving as executive officers in fiscal year 2014 (our “Named Executives”).  Our Named Executives for 2014 were Edward J. Graham, Stephen H. Clark, Michael J. Renna, Jeffrey E. DuBois and Gina Merritt-Epps.

Executive Summary

Fiscal year 2014 was a year of significant investment in our businesses in support of future earnings growth. Specifically, we achieved strong financial growth in the following key performance measures:

•	We produced record Economic Earnings* in 2014, up 7.1 percent over 2013 performance; and

•
Economic Earnings per share exceeded prior year results at 3.13 per share. This amount represents a 3.3 percent increase in Economic Earnings per share, despite an increase in shares outstanding of 4 percent.

In addition, our utility and non-utility energy project businesses drove performance in the following areas:

•	We made $343 million in capital investment in our businesses and raised $80.7 million of equity through our dividend reinvestment plan to support that investment; and

•	We increased our annual dividend to $2.01 per share, a 6.3 percent increase over the year end 2013 annual dividend.

Highlights at our operating businesses included:

•
Utility operations grew earnings by 6.8 percent as we continued to invest heavily in the improvement of natural gas transmission and distribution systems and increased our customer base by 4,598 net customers during 2014;

•
Our retail and wholesale commodity businesses made substantial contributions, providing $13 million to Economic Earnings in 2014, as compared to a loss of $5.8 million in 2013.  The performance improvement was realized largely through the addition of significant pipeline capacity over the last two years and our ability to optimize the value of the capacity we control when favorable market conditions occurred.

•
Our energy production businesses contributed $24.6 million in 2014 as compared to $40.6 million in 2013.  This variance was primarily due to a reduction in investment tax credits associated with renewable energy projects, and a reserve for uncollectable accounts and lower operating income recognized at one of Marina’s joint venture energy projects whose primary customer is currently working through bankruptcy proceedings.

*Economic Earnings is a financial measure that is not calculated in conformance with generally accepted accounting principles (GAAP). For a full discussion of Economic Earnings and a reconciliation to GAAP income, please see our most recent Form 10-K filed on February 27, 2015.

The Compensation Committee (“Committee”) of the Board of Directors is committed to providing a strong pay for performance executive compensation program that includes an appropriate mix of short-term and long-term incentives to drive shareholder value. Based upon this philosophy and our 2014 performance, the Compensation Committee took the following actions with respect to the 2014 compensation for Named Executives:

•	Continued to grant 100 percent of equity as performance awards;

•
Awarded cash payments to our Named Executives based on SJI and individual performance in 2014, awarding our CEO a cash award of $689,456 and cash awards to our other Named Executives ranging from $161,477 to $322,210 as discussed in more detail below under the section entitled “2014 Annual Cash Awards”;

•	Modified our peer group to eliminate companies that were outliers from a size perspective and to include a company with comparable revenue; and

•	Awarded salary increases to all of our Named Executives to better align them with comparable executives in our peer group.

General Description of Executive Compensation Program and Key Objectives

As a provider of energy-related products and services, SJI has designed its executive compensation program to advance the Company’s strategic plan and corporate mission, which are rooted in enhancing shareholder value while attracting and retaining qualified executive management to carry out the organization’s work and goals. To achieve these objectives, the Company’s executive compensation program incorporates a mix of short-term and long-term performance-based incentives. SJI’s performance over the last three years provides evidence that the executive compensation program was effective in furthering the Company’s business objectives. SJI has outperformed the S&P 500 index in six of the last ten years and compares favorably to the returns of the S&P Utility index over the same period.  SJI has outperformed the median of the Company’s peer group used to benchmark long-term incentive compensation in terms of total shareholder return in seven of the last ten three-year cycles.  SJI’s executive compensation program is an integral part of SJI’s corporate strategy for driving shareholder value.

Oversight of the Executive Compensation Program

SJI’s executive compensation program is administered by the Committee. The Committee members meet the New York Stock Exchange’s independence standards. In determining the independence of members of the compensation committee, the Board considers all factors specifically relevant to determining whether the director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including: (i) the source of the director’s compensation, including any consulting, advisory or other compensation fees; and (ii) any affiliate relationships between the director and the Company or any of its subsidiaries. In accordance with its charter, the Committee sets the principles and strategies that guide the design of our employee compensation and benefit programs for our Named Executives.

The Committee annually evaluates the CEO’s performance. The Committee also reviews recommendations from the CEO regarding the CEO’s evaluation of the other Named Executives. Taking these performance evaluations into consideration, along with recommendations from our compensation consultant (discussed below), the Committee then establishes and approves compensation levels for our Named Executives, including annual base salaries, performance-based annual cash awards and long-term stock incentive awards. All performance goals for our Named Executives’ annual cash compensation are established at the beginning of each year for use in the performance evaluation process.

The Committee meets regularly in executive sessions without members of management present to evaluate the executive compensation program and reports regularly to the Board of Directors on its actions and recommendations. To assist the Committee in its evaluation of the executive compensation program for 2014, the Committee retained an independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook”).

Executive Compensation Principles

The executive compensation program for our Named Executives is based on the following principles and aimed at achieving the objectives of the Company’s strategic plan while increasing shareholder value:

•
Executive compensation should be directly and measurably linked to business and individual performance with a substantial portion of the compensation designed to create incentives for superior performance and meaningful consequences for below-target performance;

•	Total compensation should be competitive with peer companies to attract, retain and motivate high performing business leaders;

•
Executive compensation should align the interests of our Named Executives with shareholders so that compensation levels are commensurate with relative shareholder returns and financial performance through the use of performance-based restricted stock;

•
Incentive plans should balance short-term and long-term financial and strategic objectives whereby Named Executives are rewarded for the businesses for which they are responsible and for overall Company performance; and

•
The process for designing, determining and monitoring executive compensation should be independent of management and use the assistance of independent compensation consultants reporting directly to the Committee.

Shareholder Say-on-Pay Vote

At the Company’s Annual Meeting of Shareholders held in April 2014, we presented our shareholders with a vote to approve, on an advisory basis, the compensation paid to our Named Executives as disclosed in the “Compensation Discussion and Analysis” section of our proxy statement relating to that meeting (referred to as a “say-on-pay” proposal).  94.82 percent of the votes cast on the say-on-pay proposal voted in favor of the proposal. The Compensation Committee considered the vote and given the overwhelming level of support, made minimal changes to the executive compensation program.

Compensation Practices

The Company’s current executive compensation structure has been in place since 1998 and applies to all Company officers, including our Named Executives. At that time, a comprehensive study of executive compensation alternatives was undertaken, a primary objective being the creation of a system that aligns the interests of Company shareholders with the financial incentives for executives on a short-term and long-term basis. Subsequently, on a 3-year cycle, a compensation structure and market competitiveness study was completed to ensure that our executive compensation structure remained consistent with contemporary compensation methods and tools. Upon the recommendation of Cook in September 2011, the Committee determined that an annual review of its executive compensation program would ensure SJI remained competitive among its peer group. As a result, the Committee reviews direct compensation (base pay, annual cash and long-term incentives) annually. The Committee will continue to review indirect compensation (pension, SERP and change in control agreements) on a 3-year cycle, or more frequently, if warranted, based on market conditions and the recommendation of our executive compensation consultant.

Consistent with this philosophy, Cook conducted an overall compensation study that was presented to the Committee in September of 2013. This report examined all components of our executive compensation program and provided an analysis of how our Named Executives’ base salaries, annual cash and long-term incentive compensation compare with peer companies in the energy industry and the general business community. The Committee targets compensation levels at the 50th percentile of the competitive market levels of peer companies.  The purpose of targeting the 50th percentile of the competitive market is to provide a level of compensation that is adequate for the Company to be able to attract and retain qualified executives while at the same time protecting shareholder interests.

Although pay is targeted at the 50th percentile, actual levels of pay depend on a variety of factors such as tenure and individual and Company performance.  The Committee uses a working range of 20 percent above or below this benchmark to identify any “red flags” that represent outliers in need of special attention and refinement.  The Committee refers to this targeted percentage as the targeted competitive position.

The Cook report analyzed both Total Cash Compensation (TCC = base salary + annual incentive compensation) and Total Direct Compensation (TDC = TCC + the value of long-term incentives/equity).  On average, Cook found that our Named Executives’ TCC and TDC levels were below the targeted competitive position and recommended that the Committee consider increases in TCC and TDC levels for consistency with the targeted competitive position of our peer companies.

Along with reviewing our executive compensation program, the Committee reviews and determines the appropriate peer group companies for benchmarking purposes. Consistent with our goal of providing competitive compensation, we compare our executive compensation programs to those programs in place at identified peer companies. For 2014, the Committee, in consultation with Cook, selected a peer group for TCC that was comprised of 11 similarly sized gas and multi-utility companies based on an analysis of the following measures: revenue; net income; total assets; market capitalization; and total employees.  The market capitalization of the peer group companies ranges from approximately $1.2 billion to $4.3 billion, with a median of $2.2 billion.  This peer group was revised from 2013 to eliminate two companies and to include one company with comparable revenue.  The peer group consists of the following companies:

Black Hills Corporation	Energen Corporation	Laclede Group, Inc.
New Jersey Resources Corp.	Northwest Natural Gas Co.	Piedmont Natural Gas Co.
Questar Corporation	Southwest Gas Corporation	UIL Holdings
Vectren Corp.	WGL Holdings, Inc.

For purposes of benchmarking the long-term incentive program, the Committee determined that it was appropriate to use the same peer group for both short-term and long-term compensation to help ensure alignment between pay and performance. The Committee relied on the peer group for all formal benchmarking and generally considered energy industry survey data.

The Committee believes that the peer group data and industry compensation studies give the Committee an independent and accurate view of the market “value” of each position on a comparative basis.  Based on this information from Cook and the performance evaluations discussed above, the Committee determines the TCC and TDC for each Named Executive. In general, long-term incentives are valued based on amounts reported either in the peer group data or in survey data submissions.  Full value equity awards (restricted shares, restricted share units and outright stock awards) are valued at fair value.  Performance-based plans are valued assuming 100 percent performance is achieved. On a job-by-job basis, this market benchmark information is compared to actual SJI levels of pay and target pay opportunity.

The Committee reviewed its engagement with Cook and believes there is no conflict of interest between Cook and the Committee.  In reaching this conclusion, the Committee considered the factors regarding compensation advisor independence set forth in the SEC rule effective July 27, 2012 and the NYSE proposed listing standards released on September 25, 2012 that were adopted by the SEC on January 11, 2013.

Compensation Components

The Company’s executive compensation structure consists of three parts, two of which are directly linked to achieving predefined short-term and long-term performance goals. These three components were fully implemented with respect to compensation and performance for fiscal year 2000 and each year thereafter including fiscal year 2014. Descriptions of the three components for our Named Executives are set forth below:

Base Salary

For 2014, the CEO’s base salary was at 31 percent of his targeted TDC and our other Named Executive Officers’ average base salary was 43 percent of their targeted TDC.  Base salaries for our Named Executive Officers are targeted at the 50th percentile or median of the relevant peer group.  Historically, Named Executive Officer salaries have not met this targeted level and trend well below it.  According to the 2013 Cook report, base salaries approximated the 25th percentile of the peer group.  Two Named Executive Officers were new to their roles in 2014, specifically Messrs. Clark and Renna.  Each received approximately 20 percent as a step to move them closer the targeted peer position. The three other Named Executive Officers received an average salary increase of 6 percent.

The Committee approved the following base salaries for our Named Executive Officers.

Name	Base Salary for 2013	Base Salary for 2014
Edward J. Graham	$700,000	$721,000
Stephen H. Clark	231,755	275,000
Michael J. Renna	330,000	400,000
Jeffrey E. DuBois	320,000	350,000
Gina Merritt-Epps	302,775	320,000

Annual Cash Awards

Each Named Executive had a pre-established annual cash target award opportunity for 2014. Named Executives can achieve cash awards up to 150 percent of their annual cash target award opportunity based on the achievement of the performance metrics discussed below.  The 2014 annual cash target award opportunity for each Named Executive is set forth below:

Name	Cash Target Award Opportunity	Total Cash Award Achieved for 2014 Performance
Edward J. Graham	$540,750	$689,456
Stephen H. Clark	137,500	161,477
Michael J. Renna	280,000	322,210
Jeffrey E. DuBois	210,000	249,113
Gina Merritt-Epps	144,000	166,230

The performance metrics used for our Named Executives are economic earnings, financial performance of subsidiaries and individual balanced scorecard objectives and are weighted as set forth in the chart below.  Shareholder approval was received in 2012 for our Annual Incentive Plan so that commencing in 2013, annual cash awards granted by the Committee under the Annual Incentive Plan could be structured to qualify for the qualified performance-based compensation exemption from Section 162(m) of the Internal Revenue Code.  For 2014, the annual cash award for the CEO was structured to meet the qualified performance-based compensation exemption under Section 162(m) of the Internal Revenue Code.

2014 Annual Cash Awards
Metrics

CEO	75% SJI Economic Earnings		25% Peer group averages for return on equity by quartile
CFO	50% SJI Economic Earnings	25% Financial Performance of relevant subsidiary company	25% Specific, measurable, and predefined performance objectives
Other Named Executives	25% SJI Economic Earnings	50% Financial Performance of relevant subsidiary company(ies)	25% Specific, measurable, and predefined performance objectives

For the SJI economic earnings metric, the Committee develops a schedule each year to determine the actual amount of the annual cash awards for this metric based on performance. The schedule includes a minimum, target and maximum performance level based on the Company’s economic earnings.  The amount of the annual cash award attributed to this metric is capped at the maximum level so that the range for any payout to a Named Executive is plus or minus 50 percent of the targeted annual cash amount.  The Company must achieve minimum economic earnings for any payout of any annual cash award to the Named Executives, including payouts attributed to financial performance of subsidiaries and individual balanced scorecard objectives. For 2014, the minimum economic earnings level was the amount of the Company’s actual economic earnings result of $97,094,279 for 2013.  As a result, for the Company’s Named Executives to achieve any annual cash award payout for 2014, the Company had to meet this minimum economic earnings level.

Actual SJI economic earnings for 2014 was $103,396,034 which resulted in a cash payout based on 120 percent of target. As a result, Messrs. Graham, Clark, Renna, DuBois, and Ms. Merritt-Epps, received the following cash awards attributable to the SJI economic earnings target: $486,675, 82,500, 84,000, 63,000, and 43,200 respectively.

For Mr. Graham, 25 percent of his annual cash award compensation is tied to return on equity (ROE) based on SJI economic earnings relative to our peer group. The specific payout is based on the following performance which is interpolated between performance levels:

Performance	Payout
Less than the 35th percentile	0%
35th percentile to 50th percentile	50% to 100%
50th percentile to 80th percentile	100% to 150%
Greater than the 80th percentile	150%

Based on SJI’s percentile rank of 80.4 percent relative to our peer group, Mr. Graham achieved a cash payout equal to 150 percent or $202,781.

For Messrs. Clark, Renna, DuBois and Ms. Merritt-Epps, performance is also measured using metrics related to the financial performance of relevant subsidiary companies as follows: South Jersey Gas Company (25%) for Mr. Clark; South Jersey Gas Company (20%) and South Jersey Energy Solutions (30%) for Mr. Renna; South Jersey Gas Company (50%) for Mr. DuBois and South Jersey Gas Company (25%) and South Jersey Energy Solutions (25%) for Ms. Merritt-Epps. For 2014, financial performance of the relevant subsidiary companies was measured based on attainment of certain economic earnings/net income targets.  The maximum amount of annual cash attributable to the performance objective was capped at 150 percent of target. Financial results for South Jersey Gas Company were 121 percent of target. South Jersey Energy Solutions results were 105 percent of target. As a result Mr. Clark received a payout of $41,594; Mr. Renna received a payout of $155,960; Mr. DuBois received a payout of $127,050, and Ms. Merritt-Epps received a payout of $81,360.

In addition to the financial performance components used to determine annual cash awards described above, awards to Named Executives are based on individual balanced scorecard performance, which is weighted 25 percent for Messrs. Clark, Renna, DuBois, and Ms. Merritt-Epps.   An individual balanced scorecard (“BSC”) is a strategic performance management tool that has four quadrants that may be used to measure financial and non-financial goals.  The BSC measures may include financial, customer, process and learning and growth.

2014 Balanced Scorecard Summary Objectives

	Objectives	Measurement Goals	Performance Level Achieved
Stephen H. Clark, CFO	Capital Structure	Oversee development and implementation of strategy to enhance capital structure and liquidity	Achieved strong performance based upon enhanced capital structure and liquidity
	Rates and Regulatory Affairs	Achieve key regulatory initiatives	Achieved above target performance on regulatory initiatives completed
	Organizational Efficiency	Enhance performance of key functional areas	Achieved target performance via functional area restructuring, revised reporting and the implementation of process refinements
	Succession Planning	Development of key departmental personnel	Achieved target performance through development process
Michael J. Renna, President & COO, SJI; President, SJES	Maintain a focus on customer growth, satisfaction and providing long term customer value
Expand CHP portfolio; Achieve targeted ITC levels; Strengthen CHP/renewable department queue; Retain key accounts; Improve PA retail margins; Increase wholesale volumes and margins; and Expand niche wholesale markets
Achieved strong performance including improving Open Flow/Hershey profitability; grew wholesale volumes by adding four new producer contracts; and expanded niche wholesale markets
Improve operating efficiency and productivity
Improve SJRG operating margins; Achieve renewable operating targets; Achieve CHP operating targets; Improve SJESP operating margins; Improve retail sales effectiveness; and Implement system conversions
Achieved strong performance by improving SJRG and SJESP operating margins; achieved CHP operating targets. Continued ongoing improvement in retail sales effectiveness
	Build a culture of progress and innovation. Expand and develop managerial and leadership competencies	Expand POWER program; Improve organizational effectiveness; and Improve Board reporting and communication	Achieved target performance based on improved communications and expansion of employee development and leadership programs

Jeffrey E. DuBois, Senior VP, SJI; President, SJG	Customer Service	Successful implementation of the Customer Information System (CIS) and the Enterprise Work and Asset Management System (EWAMS)	Achieved target performance based on successful rollout of system in October, 2014
	AIRP/SHARP	Create and support the organization needed for successful roll out of programs	Achieved strong performance based on successful rollout of programs
	Rate Case	Successful completion of rate case	Achieved strong performance based on successful completion of rate case
	Succession Planning	Identify potential successors and develop plan for their advancement	Achieved target performance based on internal succession planning
Gina Merritt-Epps, GC and Corporate Sec.	Effectively manage legal financial matters	Efficiently manage legal expenses; manage lawsuit exposure; monitor corporate communications/relations	Achieved strong performance; Legal expense processes and the oversight of corporate matters continue to improve
	Improve corporate and customer communications	Provide effective legal responses; advise Board of Directors and senior management on legal and regulatory matters; ensure community relations department meets customer needs	Achieved strong performance based on effectively managing legal needs while updating management of the Board of Directors on pertinent legal matters
	Improve corporate legal processes	Improve records and administration process; plan and execute corporate meetings; manage SEC disclosures	Achieved strong performance with Board support and key filings; Improved the contract administration system and other processes
	Continue to develop and grow legal and business knowledge	Attend legal seminars and conferences; advise corporate communications of key legal matters	Achieved target performance through growth of knowledge for legal and governance matters

BSC objectives are predefined at or close to the beginning of the calendar year in which they are to be performed. The objectives are tied to business plans for the applicable year for each of our Named Executives.  The achievement of these objectives is measured on a scale of 0 to 5 with 3 being target performance and resulting in payment at 100 percent of the 25 percent weighting attributable to the BSC component of the annual cash awards.  Annual cash awards for this metric are also capped at 150 percent of target.

The level of performance achieved for each BSC objective is dependent upon the terms of the objective itself, relative to each Named Executive’s performance. Based on the performance level achieved as set forth in the above table, Messrs. Clark, Renna, DuBois and Ms. Merritt-Epps, received the following BSC ratings for 2014 individual performance: 3.35, 3.70, 3.50, and 3.63. As a result, each Named Executive achieved annual cash payments attributable to their BSC objectives as follows:

Annual Cash Award Attributable to BSC For 2014

	Target (100%)	Max (150%)	Actual
Stephen H. Clark	34,375	51,563	37,383
Michael J. Renna	70,000	105,000	82,250
Jeffrey E. DuBois	52,500	78,750	59,063
Gina Merritt-Epps	36,000	54,000	41,670

Long-Term Incentive

The long-term incentive component of the executive compensation program for Named Executives consists entirely of performance-based restricted stock grants, which are earned 50 percent based upon the Company’s relative total shareholder return over a 3-year cycle and 50 percent based on EPS growth over a 3-year cycle, both measured against the performance of our peer group. Prior to 2012, the long-term incentive component was based 100 percent upon the Company’s relative total shareholder return, but at the recommendation of Cook, the Committee revised the long-term incentive component starting in 2012 to include EPS growth as a financial measure to link awards to longer-term operating performance and financial goals that are directly controllable by individuals.  The Committee has adopted a policy to use performance-based restricted stock as its long-term incentive component to focus on SJI’s pay for performance philosophy. All Named Executives have pre-established performance-based, long-term incentive targets.  The Committee has developed a schedule to determine the actual amount of the long-term incentive awards, evaluated for each measure separately. The schedule, which is summarized in the chart below, includes a minimum, target and a maximum performance level. The amount of any long-term incentive award is capped at this maximum level. The range of payout is plus or minus 50 percent of the targeted long-term incentive amount. The minimum level requires that the Company’s common stock over a 3-year period achieve a total shareholder return and/or EPS growth that matches the 35th percentile of our peer group for long-term incentive awards. The target level is set at the 50th percentile while the maximum award level is set at the 80th percentile. In  four of the last 10 years, the Company has significantly outperformed the median of the peer group as it relates to total shareholder return. For the 3-year cycle ended December 31, 2014, the Company’s total shareholder return and earnings per share in comparison with the peer group performed  below the 35th percentile, which was the threshold, resulting in a zero payout. When calculating total shareholder return the Company changed the stock price measurement period from a single day to a multi-day average to mitigate the influence of single day volatility in stock price. This change applied for the 3-year cycle ended December 31, 2014.

Level of Performance of SJI compared to Peers	Payout Earned at Close of 3-year period
Less than 35th percentile	0
35th percentile	50% (Minimum)
50th percentile	100% (Target)
80th percentile	150% (Maximum)

Actual SJI LTIP Performance for Three Year Performance Cycles

End Date of Performance Cycle	SJI Performance as a % of Peer Group	Payout of LTIP
12/31/2012	59.2%	115.3%
12/31/2013	14.5%	0%
12/31/2014	TSR = .1%	0%
	EPS = 28.5%	0%

The target opportunity for the Named Executives’ long-term incentive was determined based on the 2013 Cook study.  Per Cook, the long-term incentive opportunity was below the 25th percentile; and therefore, Cook recommended that increases could be considered for consistency with the Company’s targeted positioning.  For 2014, increases to the long-term incentive opportunity were implemented consistent with the Cook study as follows, with the target shares awarded based on $55.96:

	Target LTI 2013	Target LTI 2014
Edward J. Graham	$875,000	$1,081,500
Stephen H. Clark	$46,155	$165,000
Michael J. Renna	$214,500	$400,000
Jeffrey E. DuBois	$204,600	$280,000
Gina Merritt-Epps	$185,825	$224,000

Stock Ownership Guidelines

Since 2001, the Company has had stock ownership guidelines in place for Named Executive Officers to reinforce alignment with shareholders. The CEO is required to own shares of the Company’s common stock with a market value equal to a minimum of three times the CEO’s annual base salary. All other Named Executives are required to own shares of Company common stock with a market value equal to a minimum of one and one-half times their annual base salary.  All Named Executive Officers required to meet their ownership guideline by end 2014 have done so.

Beginning in 2015, stock ownership guidelines are increasing for the CEO to 5 times his salary and for the other Named Executive Officers to 2 times salary.  Additionally, a stock holding period has been introduced that requires all of our Named Executive Officers to retain 50 percent of vested shares, net of taxes, until their new stock ownership guideline has been met.

Clawback Policy

Effective January 2015, the company adopted a clawback policy that applies to all short-term annual incentive awards and long-term equity awards held by our Named Executive Officers in the event of a material negative financial restatement due to fraud, negligence, or intentional misconduct.

Anti-Hedging and Anti-Pledging Policies

Effective January 2015, the company adopted anti-hedging and anti-pledging policies that prohibit our Named Executive Officers from engaging in any hedging or monetization transactions with respect to the Company’s securities.

Other Benefits and Perquisites

Each of our Named Executives participates in other employee benefit plans generally available to all employees (e.g., major medical and health insurance, disability insurance, 401(k) Plan) on the same terms as all other employees.  In addition to those benefits, our Named Executives are eligible for the following additional benefits:

Executive Pension Plans – All salaried employees hired prior to July 1, 2003 are eligible for benefits under a tax-qualified pension plan. All Named Executives other than Ms. Merritt-Epps meet the eligibility requirement. Base salary plus commissions are the only salary components considered under the pension plan.  Employees do not make contributions to the plan, and the employer contributions (which are based on aggregate actuarial calculations without individual allocation) are held and invested in a diversified portfolio of funds of recognized standing until they are used to provide retirement benefits. Early retirement with reduced annual benefits is permitted beginning at age 55. Named Executives, who are 50 years of age or older, are also covered by an unfunded supplemental retirement plan (the SERP).  Compensation under the SERP is considered as base salary plus annual incentives.  The SERP aggregates 2 percent of the average of the highest three of the final six years’ compensation (as defined in the plan) for each year of service plus 5 percent minus the benefit received under the pension plan. For Named Executives hired on or after July 1, 2003, the SERP provides the officer with a benefit, in combination with the annuity equivalent of the employer provided benefit under the Company’s 401(k) Plan, which aggregates to 2 percent of the average of the highest three of the final six years’ salary (as defined in the plan) for each year of service plus 5 percent. Assuming continued employment and retirement at age 60, Messrs. Graham, Clark, Renna, DuBois and Ms. Merritt-Epps will have, respectively, 35, 21, 29, 32 and 21 years of credited service. No credit is provided under the SERP for more than 30 years of service. Mr. Renna and Ms. Merritt-Epps are currently not eligible for the SERP because they have not met the age requirement.

Disability Plan – Temporary disability shall be paid at a rate of 100 percent of the officer’s base salary, and extends at full pay for up to 120 days for Named Executives with less than five years of service, and up to 365 days for Named Executives with service of five or more years.  Long-term disability (LTD) begins upon the expiration of the temporary disability benefit as described above.  LTD is paid at a rate of 60 percent of the officer’s base salary, reduced by Social Security Disability payments, if any, up to $10,000 per month.

Group Life Insurance – At a dollar equivalent of approximately two times each Named Executives’ base salary, group life insurance is rounded to the next highest $5,000 increment.  The insurance premium is paid by the Company; the Named Executive is responsible for resultant federal, state or local income taxes.  24-Hour Accident Protection Coverage is provided while employed by the Company in an amount of $250,000.  The insurance premium is paid by the Company; the Named Executive is responsible for resultant federal, state or local income taxes.

Supplemental Survivor’s Benefit – Upon the death of any Named Executive while employed by the Company, his/her surviving beneficiary shall receive a lump sum payment of $1,000 to be paid as soon as practical following the Named Executives’ death.  The surviving beneficiary will receive a lump sum death benefit based upon years of service with the Company in the amounts of six months base salary for 10-15 service years; nine months base salary for 15-25 service years; and 12 months base salary for 25+ service years.  Such payment is offset by proceeds from the Named Executives’ qualified pension plan and SERP in the year of death.

Supplemental Saving Plan Contributions – The Internal Revenue Code limits the contributions that may be made by, or on behalf of, an individual under defined contribution plans such as the Company’s 401(k) Plan. The Company has adopted a policy of reimbursing its Named Executives with the amount of Company contributions that may not be made because of this limitation. This includes the tax liability incurred by the additional income. Amounts paid pursuant to this policy are included in the Summary Compensation Table.

Company Automobile – The Company’s Named Executives are provided an automobile to be used for business and at the Named Executives’ discretion, for commuting and other non-business purposes.  Each Named Executive is responsible for any federal and/or state income taxes that result from non-business usage.

Time Off – The Company’s Named Executives may take such time off for vacation or personal needs as may be accommodated while ensuring the duties and responsibilities of his/her position are accommodated to the satisfaction of SJI’s CEO.  It is anticipated that such time off would not normally exceed 20 days per calendar year, exclusive of scheduled corporate holidays.  Time off does not accrue and cannot be carried over from one year to the next.

Annual Physical Examination – The Company provides Named Executives with an annual physical examination at its expense.

Deferred Compensation Program – Our Named Executives participate in a Restricted Stock Deferral Plan that permits them to defer all or a portion of the Company stock that they would otherwise receive under the Company’s Stock-Based Compensation Plan.

2015 Compensation Overview

The Compensation Committee engaged ClearBridge Compensation Group (ClearBridge) to perform the Executive Compensation study for 2015.  Market median is used as the target reference point.  Based on the ClearBridge study, the Committee made the following compensation decisions:

•	Modified our peer group to eliminate Energen (given the recent sale of its natural gas business) and added Avista Corp. (given its size and industry relevance);

•	Awarded salary increases to each of our Named Executives based on each individual’s role, responsibility, and performance as well as the competitiveness of each individual’s salary vs. our peer group;

•	Continued to grant 100 percent of equity as performance awards;

•
Modified the performance measures used in our equity awards from a mix of TSR and EPS performance relative to our peers to a mix of TSR performance relative to our peers, EPS performance relative to internal goals and ROE performance relative to internal goals;

•
Adopted stock ownership guidelines for Mr. Renna, in his role as CEO, of 5 times his salary and increased stock ownership guidelines for all other Named Executives from 1.5 times salary to 2 times salary;

•	Adopted stock holding periods requiring all of our Named Executives to retain 50% of vested shares, net of taxes, until their new stock ownership guideline has been met;

•
Adopted a clawback policy authorizing the Board, in the event of a material negative financial restatement due to fraud, gross negligence, or intentional misconduct by one or more officers, including our Named Executives, to require reimbursement or forfeiture of all or a portion of his/her incentive compensation, including equity compensation; and

•
Adopted anti-hedging and anti-pledging policies prohibiting designated executive officers, including our Named Executives, from engaging in any hedging or monetization transactions with respect to the Company’s securities.

Employment Agreements; Change in Control Agreements

At the recommendation of Cook, the Committee approved new change in control agreements for all Named Executives effective January 1, 2013 that provide for severance benefits upon a termination following a change in control.  A summary of these agreements is set forth below:

•	The agreements provide for a 3-year term compared to a 1-year term;

•	The agreements provide that severance is payable upon an involuntary termination without cause by the Company or resignation for good reason by the Named Executive following a change in control;

•
Severance equals two times (three times for the CEO) base salary and average annual cash award for the three fiscal years immediately preceding the date of termination, along with the reimbursement of COBRA coverage costs for the applicable two or three year period, less the employee contribution rate.

•	Accelerated vesting of time based equity awards. Performance based awards vest to the extent provided in the award agreement evidencing the performance based awards.

•
The agreements include a modified cutback if any payments under the agreements (including any other agreements) would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code (Code) so that the payments will be limited to the greater of (i) the dollar amount which can be paid to the Named Executive without triggering an excise tax under Section 4999 of the Code or (ii) the greatest after-tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Code with respect to such parachute payments.

The South Jersey Industries, Inc. 1997 Stock-Based Compensation Plan, as amended and restated effective January 1, 2012, and the Restricted Stock Agreements governing the performance-based restricted stock grants to our Named Executives were amended in 2012 to provide for double trigger vesting of outstanding unvested awards upon a qualifying termination following a change in control.  A qualifying termination includes an involuntary termination without cause by the Company or a resignation for good reason by the Named Executive, each following a change in control.  Prior to this change, unvested awards vested and became non-forfeitable upon a change in control.

In connection with the approval of the new change in control agreements, the Committee adopted the South Jersey Industries, Inc. Officer Severance Plan effective January 1, 2013 (the “Officer Severance Plan”).  All Named Executives were designated by the Committee to participate in the Officer Severance Plan. The Officer Severance Plan provides for the following benefits upon an involuntary termination without cause by the Company or resignation for good reason by the Named Executive, absent a change in control:

•	A lump sum cash payment equal to one times annual base salary;
•
A monthly reimbursement of the COBRA premium cost for the Named Executives and their dependents (where applicable) for 12 months, less the required employee contribution rate, provided that the Named Executives are eligible for and timely elect COBRA continuation coverage; and

•	Accelerated vesting of time-based equity awards. Performance-based awards vest to the extent provided in the award agreement evidencing the performance-based awards.

Tax Implications

Section 162(m) of the Internal Revenue Code limits the deduction allowable for compensation paid to certain of our Named Executives up to $1 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. Our policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible.  Awards made under the 1997 Stock-Based Compensation Plan to employees, including Named Executives, are intended to qualify as performance-based compensation and are therefore excluded from the $1 million limitation. Shareholder approval was received in 2012 for an Annual Incentive Plan so that commencing in 2013, annual cash awards granted by the Committee under the Annual Incentive Plan could be structured to qualify for the qualified performance-based compensation exemption from Section 162(m). The Committee monitors, and will continue to monitor, the effect of Section 162(m) on the deductibility of such compensation and intends to optimize the deductibility of such compensation to the extent deductibility is consistent with the objectives of SJI’s executive compensation program. The Committee weighs the benefits of full deductibility with the other objectives of the executive compensation program and, accordingly, may from time to time pay compensation subject to the deductibility limitations of Section 162(m).

Risk Assessment

Taking carefully considered risk is an integral part of any business strategy; and, therefore, our executive compensation policies are not intended to eliminate all risk. However, our incentive compensation pay policies are designed to mitigate risk-taking that is short sighted or excessive. Through a combination of incentive compensation that has a short and long-term focus, the Company balances the competing interests of incentive compensation. Annual and multi-year vesting is balanced and is not overly weighted toward short-term results. Further, our metrics are quantitative and more than one metric is used to measure achievement against objectives for short-term goals.  Payout schedules related to the metrics are measured after the completion of the appropriate time horizon to ensure a full assessment of the metric.  Further, in formulating and reviewing our executive compensation policies, the Committee considers whether the policy’s design encourages excessive risk-taking and attaches specific measurable objectives to the extent possible.

Further, for 2014, the Human Resources Department compiled an inventory of the compensation programs administered by South Jersey Industries, including South Jersey Gas Company and South Jersey Energy Solutions. This inventory included compensation and incentive programs for all levels of management as well as for our represented workforce. A description of each of these programs was provided to the Committee. The principal features of each program were summarized for the Committee, which included eligibility criteria, benefit formula, performance metrics, vesting schedule, manner of payment along with any other unique characteristics of the program. Along with the inventory of compensation programs, the Human Resources department presented its assessment of the compensation programs and the conclusions reached by the internal Risk Management department. The Risk Management department conducted its own review of the programs.  These evaluations focused on potential risks inherent in the compensation programs.  Having reviewed the extensive documentation presented to it by the Company, the Committee determined that the compensation programs are not reasonably likely to have a material adverse effect upon the Company and do not encourage unnecessary or excessive risk.

In addition to Committee review of  compensation policies, the Company has a practice whereby its internal compensation committee, that is comprised of the Company’s senior officers who report directly to the CEO, reviews all compensation programs for all Company-wide employees for the current year and the coming year. This process entails an inventory of all compensation plans and a review across functional areas within the Company and ensures that no one individual is able to solely determine the compensation for his/her employees without review of the full internal compensation committee.  Further, the internal compensation committee has a series of internal policies that guide its decision-making process.  For example, as structural and individual changes are made to compensation throughout the year, the internal compensation committee must review a proposal from the sponsoring executive. Our Human Resources department acts as a consultant to the internal compensation committee and identifies how any proposed changes impact the organization, the employee, and what, if any, compensation policies and procedures are implicated. Through this review, any anomalies are highlighted and reviewed.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Totals ($)
Edward J. Graham Chairman, President and Chief Executive Officer	2014 2013 2012	720,435 699,308 669,808	- - -	937,891 830,655 628,301	689,456 393,750 510,469	2,482,000 0 2,181,000	34,176 45,517 34,701	4,863,958 1,969,230 4,024,279
Stephen H. Clark Chief Financial Officer	2014 2013	275,000 234,327	- -	143,115 43,814	161,477 62,100	663,000 68,000	18,078 15,772	1,260,670 424,013
Michael J. Renna President and Chief Operating Officer of South Jersey Energy Solutions	2014 2013 2012	398,116 329,308 299,673	- - -	346,892 203,638 180,844	322,210 137,250 166,800	144,000 0 86,000	17,118 15,586 15,197	1,228,336 685,782 748,514
Jeffrey E. DuBois Senior Vice President and President of South Jersey Gas Company	2014 2013 2012	349,192 319,758 299,418	- - -	242,844 194,226 161,807	249,113 138,217 165,550	1,076,000 136,000 735,000	37,616 15,888 14,394	1,954,765 804,089 1,376,169
Gina Merritt-Epps General Counsel and Corporate Secretary	2014 2013 2012	319,536 302,140 266,726	- -	194,266 176,404 128,494	166,230 90,251 102,094	- - -	21,500 20,801 22,632	701,532 589,596 519,946

Footnotes to Summary Compensation Table

(1) Represents the full grant date fair value of awards in connection with the grants of restricted common stock, calculated in accordance with FASB ASC Topic 718.  See Footnote 2 of the Company’s financial statements for additional information, including valuation assumptions used in calculating the fair value of the award. This amount includes the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 of performance-based restricted stock grants.  The maximum value of the performance-based restricted stock granted to each Named Executive is $1,406,836, $214,672, $520,339, $364,266 and $291,398 for Messrs. Graham, Clark, Renna, DuBois and Ms. Merritt-Epps, respectively.

For the 2014 grant, the Named Executives deferred their stock grants upon vesting as follows:

Named Executive	Award	Vest Date	Deferral Date
Edward J. Graham	19,326	3/1/17	Not Deferred
Stephen H. Clark	2,949	3/1/17	Not Deferred
Michael J. Renna	7,148	3/1/17	Not Deferred
Jeffrey E. DuBois	5,004	3/1/17	3/1/19
Gina Merritt-Epps	4,003	3/1/17	Not Deferred

(2)  This amount represents the aggregate annual incentive awards paid out to each Named Executive with respect to 2012, 2013 and 2014 performance under the Company’s Annual Incentive Plan.

(3)  Amounts in this column represent the aggregate change in the actuarial present value of each Named Executive’s accumulated benefit in the SERP. Mr. Renna and Ms. Merritt-Epps are not currently eligible for the SERP.  The SERP covers officers of South Jersey Industries who have attained age 50.

(4)  Includes employer contributions to the Company’s 401(k) Plan, reimbursement for 401(k) contributions not permitted under Internal Revenue Code, the value of group life insurance and other perquisites in excess of $10,000. The 2014 values for these items are listed below:

	Edward J. Graham	Stephen H. Clark	Michael J. Renna	Jeffrey E. DuBois	Gina Merritt-Epps
401(k) Plan	$5,434	$7,534	$6,615	$7,800	$7,031
401(k) Reimbursement	13,329	-	2,229	1,943	1,886
Group Life Insurance	7,158	2,516	1,311	3,320	1,059
Perquisites (a)	8,255	8,028	6,963	6,297	11,524
Tax Gross-Up (b)				18,256
Total Value	$34,176	$18,078	$17,118	$37,616	$21,500

(a) The amounts of the perquisites reflect the value of the Company-provided automobile for each Named Executive.

(b)  The amount reported for Mr. DuBois reflects the value of the reimbursement of certain payroll taxes in the amount of $10,323 as a result of an inadvertent omission by the Company for Medicare taxes and a one-time gross-up on the payroll taxes in the amount of $7,933.

Grants of Plan-Based Awards

The following table sets forth certain information concerning the grant of awards made to our Named Executives during the year ended December 31, 2014.

Grants of Plan-Based Awards - 2014

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts of Shares Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward J. Graham	1/03/14	0	540,800	811,200	0	19,326	28,989	-	-	937,891
Stephen H. Clark	1/03/14	0	137,500	206,250	0	2,949	4,424	-	-	143,115
Michael J. Renna	1/03/14	0	280,000	420,000	0	7,148	10,722	-	-	346,892
Jeffrey E. DuBois	1/03/14	0	210,000	315,000	0	5,004	7,506	-	-	242,844
Gina Merritt-Epps	1/03/14	0	144,000	216,000	0	4,003	6,005	-	-	194,266

Footnotes to Grants of Plan-Based Awards Table

(1) Amounts represent potential cash awards payable to our Named Executives if all performance goals were achieved for 2014 performance.  Actual cash awards paid to our Named Executives for 2014 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2) Represents the possible payout of shares of the performance-based restricted stock grants to each Named Executive at the end of the 3-year performance period.

(3) Represents the full grant date fair value of the grant of restricted common stock calculated in accordance with FASB ASC Topic 718.  See Footnote 1 of the financial statements for additional information, including valuation assumptions used in calculating the fair value of the awards.

Equity Awards

The following table sets forth certain information concerning our outstanding restricted stock awards for our Named Executives at December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End - 2014

Stock Awards

Name	Year	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Edward J. Graham	2014 2013	- -	- -	19,326 17,385	1,138,881 1,024,498
Stephen H. Clark	2014 2013	- -	- -	2,949 917	173,785 54,039
Michael J. Renna	2014 2013	- -	- -	7,148 4,262	421,232 251,160
Jeffrey E. DuBois	2014 2013	- -	- -	5,004 4,065	294,886 239,550
Gina Merritt-Epps	2014 2013	- -	- -	4,003 3,692	235,897 217,570

Footnotes to Outstanding Equity Awards At Fiscal Year-End Table

(1) Represents grants of performance-based restricted stock at target performance (100 percent).  Actual shares awarded could range from 0 percent to 150 percent of target performance.

(2) Market value of Company common stock at December 31, 2014 was $58.93 and was used to calculate market value.

Stock Vesting - 2014

The following table sets forth certain information concerning the vesting of restricted stock for the Company’s Named Executives during the year ended December 31, 2014.  No options are outstanding and none were exercised by the Named Executives during the year ended December 31, 2014.

Stock Vested - 2014
Stock Awards

Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Edward J. Graham	0	0
Stephen H. Clark	0	0
Michael J. Renna	0	0
Jeffrey E. DuBois	0	0
Gina Merritt-Epps	0	0

Footnote to Stock Vested Table

(1) Performance based restricted stock awards for 2014 were forfeited when performance targets were not achieved.

Pension Benefits Table

Name	Plan Name (1) (2)	Number of Years Credited Service Under Plan at FAS Measurement Date	Present Value of Accumulated Benefit (3)	Payments During Last Fiscal Year
Edward J. Graham	Retirement Plan for Employees of SJI	32	$ 1,287,000	0
	SJI Supplemental Executive Retirement Plan	33	10,817,000	0
Stephen H. Clark	Retirement Plan for Employees of SJI	17	620,000	0
	SJI Supplemental Executive Retirement Plan	18	1,186,000	0
Michael J. Renna (4)	Retirement Plan for Employees of SJI	16	443,000	0
	SJI Supplemental Executive Retirement Plan	N/A	N/A	N/A
Jeffrey E. DuBois	Retirement Plan for Employees of SJI	27	1,024,000	0
	SJI Supplemental Executive Retirement Plan	28	3,000,000	0
Gina Merritt-Epps (5)	Retirement Plan for Employees of SJI	N/A	N/A	N/A
	SJI Supplemental Executive Retirement Plan	N/A	N/A	N/A

Footnotes to Pension Benefits Table

(1) The South Jersey Industries, Inc. Supplemental Executive Retirement Plan (the “SERP”) provides benefits to officers of South Jersey Industries who have attained age 50.

A participant is eligible for a normal retirement benefit under the SERP after having attained age 60. We base the normal retirement benefit on 2 percent of the participant’s “final average compensation” multiplied by years of credited service (up to 30 years), plus an additional 5 percent of final average compensation.  “Final average compensation” is the average of the participant’s base pay plus annual cash award for the highest three years in the final six years of employment.

A participant is eligible for an early retirement benefit under the SERP after having attained age 55.  A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2 percent per year.  The SERP benefit for officers hired on or after July 1, 2003 reflects a reduction for the annuity equivalent of the employer provided benefit under the Company’s 401(k) Plan.

The SERP’s normal form of payment is a life annuity with six years guaranteed.

(2) The Retirement Plan for Employees of South Jersey Industries, Inc. (the “Retirement Plan”) provides benefits to non-bargaining employees who were hired before July 1, 2003.  The plan defines Normal Retirement Age as age 65.  A Participant is eligible for a non-reduced benefit under the Retirement Plan after having attained age 60 with 5 years of service.  We base the normal retirement benefit on the sum of (a) the participant’s accrued benefit as of September 30, 1989 increased 5 percent per year thereafter, and (b) 1.00 percent of the participant’s “final average compensation” plus 0.35 percent of the participant’s final average compensation in excess of covered compensation, multiplied by years of credited service after September 30, 1989 (up to 35 years less credited service as of September 30, 1989). “Final average compensation” is the average of the participant’s base pay plus commissions for the highest three years of the final six years of employment immediately preceding retirement, as defined by the plan.

A participant is eligible for an early retirement benefit under the Retirement Plan after having attained age 55 and completed five years of service.  A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2 percent per year prior to age 60.

The Retirement Plan’s normal form of payment is a life annuity with six years guaranteed.

(3) We base present values for participants on a 4.25 percent discount rate and RP-2014 bases table with MP-2014 generational projection scale (postretirement only), and no preretirement decrements.

(4) Mr. Renna and Ms. Merritt Epps are not currently eligible for the SERP.  The SERP covers officers of South Jersey Industries who have attained age 50. Both Mr. Renna and Ms. Merritt-Epps are not eligible until 2017.

Nonqualified Deferred Compensation Table

The following table sets forth certain information regarding the Company’s Restricted Stock Deferral Plan, which represents the Company’s only non-tax-qualified deferred compensation program.  The Restricted Stock Deferral Plan permits the deferral of fully vested shares of restricted stock earned by the Company’s Named Executives pursuant to previously issued performance-based, restricted stock grants.  The Company does not make contributions to the plan, and all earnings referenced in the table represent dividends paid on outstanding shares of common stock.

Name	Plan Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals Distributions	Aggregate Balance at Last FYE (1) (3)
Edward J. Graham	Restricted Stock Deferral Plan	-	-	72,736	600,966	2,160,674
Stephen H. Clark	Restricted Stock Deferral Plan	-	-	-	-	-
Michael J. Renna	Restricted Stock Deferral Plan	-	-	-	154,267	-
Jeffrey E. DuBois	Restricted Stock Deferral Plan	-	-	10,295	150,158	305,816
Gina Merritt-Epps	Restricted Stock Deferral Plan	-	-	7,393	37,620	219,601

Footnotes to Nonqualified Deferred Compensation Table

(1) The amounts represent the market value of vested shares of previously restricted stock deferred by the Named Executives calculated by multiplying the number of shares of deferred stock by the market value of the Company’s common stock as of December 31, 2014, which was $58.93.

(2) The amounts represent dividends paid on the deferred common stock.  These amounts are not reported in the Summary Compensation Table as they represent dividends earned on the deferred common stock, which dividends are payable on all outstanding shares of the Company’s common stock.

(3) The amounts represent the market value of vested shares of previously restricted stock deferred by the Named Executive.  The Company has, in previous years, disclosed the issuance of the restricted shares as compensation in the Summary Compensation Table for such year.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2014 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options or other rights to acquire shares may be made from time to time.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	(b) Weighted average exercise price of outstanding options, warrants and rights ($) (2)	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders (1)	111,705	-	103,079
Equity compensation plans not approved by security holders	-	-	-
Total	111,705	-	103,079

Footnotes to Equity Compensation Plan Information

(1) These plans include those used to make awards of performance-based, restricted stock to the Company’s Officers and restricted stock to the Directors.

(2) Only restricted stock has been issued. The restricted stock is issuable for no additional consideration, and therefore, the shares are not included in the calculation of weighted average exercise price in column (b).

Employment Agreements; Change of Control Agreements and Other Potential Post-Employment Payments

All Named Executives are party to a Change in Control Agreement (“CIC Agreement”) that provides for severance benefits upon a termination following a change in control.  A summary of the CIC Agreement terms are set below:

•	Severance is payable upon an involuntary termination without cause by the Company or resignation for good reason by the Named Executive following a change in control;

•
Severance equals two times (three times for the CEO) base salary and average annual cash award for the three fiscal years immediately preceding the date of termination, along with the reimbursement of COBRA coverage costs for the applicable two or three year period, less the employee contribution rate; and

•	Accelerated vesting of all time based equity awards while performance based awards vest to the extent provided in the award agreement evidencing the performance based award.

In addition to the CIC Agreements, all Named Executives participate in the South Jersey Industries, Inc. Officer Severance Plan effective January 1, 2013 (the “Officer Severance Plan” that provides for the following benefits upon an involuntary termination without cause by the Company or resignation for good reason by the Named Executive, absent a change in control:

•	A lump sum cash payment equal to one times annual base salary;

•
A monthly reimbursement of the COBRA premium cost for the Named Executives and their dependents (where applicable) for 12 months, less the required employee contribution rate, provided that the Named Executives are eligible for and timely elect COBRA continuation coverage; and

•	Accelerated vesting of all time-based equity awards while performance-based awards vest to the extent provided in the award agreement evidencing the performance-based awards.

Below is an estimate of the amounts payable to each Named Executive under the CIC Agreements and the Officer Severance Plan, assuming a termination of employment on December 31, 2014.

Executive Benefits and Payments Upon Termination	Retirement	Termination by the Company for Cause	Termination by the Officer for Good Reason or by the Company without Cause following a CIC	Termination by the Officer for Good Reason or by the Company without Cause without a CIC
Edward J. Graham Cash Compensation	$0	$0	$3,946,451	$748,705
Equity Compensation	$1,100,753	$0	$2,163,379	$0
Stephen H. Clark Cash Compensation	$0	$0	$738,348	$303,270
Equity Compensation	$133,870	$0	$227,824	$0
Michael J. Renna Cash Compensation	$0	$0	$1,197,033	$426,368
Equity Compensation	$0	$0	$672,392	$0
Jeffrey E. DuBois Cash Compensation	$0	$0	$1,074,928	$377,462
Equity Compensation	$276,441	$0	$534,436	$0
Gina Merritt-Epps Cash Compensation	$0	$0	$908,795	$343,919
Equity Compensation	$0	$0	$453,467	$0

Below is a description of the assumptions that we used in determining the payments in the tables above upon termination as of December 31, 2014:

Retirement

Named Executives retire from the Company upon attaining both 55 years of age and 10 years of continuous service with the Company.

Change in Control (CIC)

A change in control shall generally mean any of the following: (1) consummation of a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not own 50 percent or more of the shares of the surviving corporation; (2) sale or other disposition of substantially all of the assets of the Company; (3) election to the Board of Directors of SJI a new majority different from the current slate, unless each such new director stands for election as a management nominee and is elected by shareholders immediately prior to the election of any such new majority; or (4) the acquisition by any person(s) of 30 percent or more of the stock of SJI having general voting rights in the election of directors.

Cash Compensation

Termination following a Change of Control (Good Reason or Without Cause) – Severance equals two times (three times for the CEO) base salary and average annual cash award for the three fiscal years immediately preceding the date of termination, along with the reimbursement of COBRA coverage costs for the applicable two or three year period, less the employee contribution rate as set forth above. The CIC Agreements include a modified cutback if any payments under the agreements (including any other agreements) would otherwise constitute a parachute payment under Section 280G of the Code so that the payments will be limited to the greater of (i) the dollar amount which can be paid to the Named Executive without triggering an excise tax under Section 4999 of the Code or (ii) the greatest after-tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Code with respect to such parachute payments.  The only other payments that would be considered parachute payments upon a change in control is the acceleration of unvested restricted stock awards.  Messrs. Graham and Renna may be subject to a cutback under Section 280G of the Code pursuant to the above provision. Ms. Merritt-Epps may be subject to an excise tax under Section 4999 of the Code but would receive the greatest after-tax amount after paying any applicable excise tax and thus no cutback would apply.  The 280G analysis does not reflect any allocation of payments that may be made with respect to applicable non-compete provisions, reasonable compensation or any ameliorative tax planning strategies.

Termination for Other than Cause or for Good Reason without a Change in Control – The Company shall pay each Named Executive as severance pay an amount equal to 100% of the Named Executives’ base salary, along with COBRA reimbursement for the same 12 month period.

Equity Compensation

Retirement – Named Executives are entitled to pro-rated vesting upon retirement, based on the applicable 3-year performance period.  The amount for Messrs. Graham, Clark and DuBois who are eligible for retirement, represents the pro-rated value of outstanding target shares from the 2013 and 2014 restricted stock awards.

Change in Control – Upon a qualifying termination following a change in control, all unvested restricted stock awards that are outstanding vest and pay at target level performance.  A qualifying termination includes an involuntary termination without cause by the Company or a resignation for good reason by the Named Executive, each following a change in control. The amounts disclosed represent the value of outstanding 2013 and 2014 awards based on target level performance.

Stock Price – Assumed to be $58.93 based on the closing price as of December 31, 2014.

STOCK PERFORMANCE

The graph below compares the cumulative total return on the Company’s Common Stock for the 5-year period ended December 31, 2014 with the cumulative total return on the S&P 500 and the S&P Utility Indexes. The graph assumes that $100 was invested on December 31, 2009 in the Company’s Common Stock, the S&P 500 Index and the S&P Utility Index and that all dividends were reinvested. Standard & Poor’s Utilities Index is a commonly used indicator of utility common stock performance based on companies considered electric, gas or water utilities that operate as independent producers and/or distributors of power. For the 5-year period ending December 31, 2014, investors received a 12.5 percent annualized total return compared with the 15.5 percent and 13.3 percent returns from the S&P 500 Index and S&P Utility Index, respectively. The annual growth rate for 2014 for the Company was 8.9 percent. This compares with 13.7 percent for the S&P 500 and 29.0 percent for the S&P Utility Index.

Indexed Total Return Over 5 Years Assuming Dividends Reinvested

S&P 500	100	115.1	117.5	136.3	180.4	205.1
S&P UTIL	100	105.5	126.5	128.1	145.0	187.0
SJI	100	142.4	157.5	144.1	165.3	180.0

ANNUAL REPORT AND FINANCIAL INFORMATION

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2014 accompanies this proxy statement. The Annual Report is not proxy-soliciting material or a communication by which any solicitation is made.

Upon written request of any person who on the record date for the Annual Meeting was a record owner of the Common Stock, or who represents in good faith that he or she was on that date a beneficial owner of such stock and is entitled to vote at the Annual Meeting, the Company will send to that person, without charge, a copy of its Annual Report on Form 10-K for 2014, as filed with the Securities and Exchange Commission.  Requests for this report should be directed to Gina Merritt-Epps, General Counsel and Corporate Secretary, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

By Order of the Board of Directors,
Gina Merritt-Epps
General Counsel & Corporate Secretary
March 30, 2015

APPENDIX A

SOUTH JERSEY INDUSTRIES, INC.
2015 OMNIBUS EQUITY COMPENSATION PLAN

1. Purpose

The purpose of the Plan is to enable the Company to recognize the contributions made to the Company by employees (including employees who are members of the Board) and Non-Employee Directors of the Company by providing such persons with additional incentive to devote themselves to the future success of the Company and to improve the ability of the Company to attract, retain and motivate persons upon whom the Company’s sustained growth and financial success depend, by: (a) providing incentive compensation opportunities competitive with those of other major companies; (b) providing performance-related incentives that motivate superior performance; and (c) providing such persons with the opportunity to acquire or increase their ownership interest in the Company and to thereby acquire a greater stake in the Company and a closer identity with it.

2. Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a)   “Award” means a Stock Award, Stock Unit, Option, SAR, Other Stock-Based Award or Cash Incentive Award granted under the Plan.

(b)   “Award Agreement” means the written instrument that sets forth the terms and conditions of an Award, including all amendments thereto.

(c)   “Board” means the Board of Directors of the Parent Company.

(d)   “Cash Incentive Award” means a cash bonus award, as described in Section 12.

(e)   “Cause” has the meaning set forth in any written agreement between the Grantee and the Company, or if there is no such agreement or the agreement does not define “Cause” then “Cause” means conduct by a Grantee involving one or more of the following:  (i) the willful and continued failure by the Grantee to substantially perform his or her duties other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness or injury, provided that the Board of Directors of the Company or the Chief Executive Officer has provided written notice of termination for Cause to the Grantee, and the Grantee has not corrected the act or failure to act that constitutes the grounds for Cause as set forth in the Company’s notice of termination within 30 days of the Grantee’s receipt of the notice; (ii) the Grantee’s conviction of, plea of no contest to, or plea of nolo contendere to, a crime under state or federal law; (iii) willful misconduct by the Grantee which is materially injurious to the Company, monetarily or otherwise; or (iv) the Grantee’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Grantee’s duties and responsibilities.

(f)    “Change in Control” means any of the following:

(i) the consummation of (A) a merger or consolidation of the Company with another corporation where the shareholders of the Parent Company immediately prior to the merger or consolidation will not beneficially own immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (B) a sale or other disposition of all or substantially all of the assets of the Parent Company;

(ii) directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless each such new director who was not a director at the beginning of such two year period stands for election as a management nominee (which shall in no event include directors nominated by hostile shareholders) and is elected by shareholders immediately prior to the election of any such new majority; or

(iii) any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent Company representing more than 30% of the voting power of the then outstanding securities of the Parent Company; provided that a Change in Control shall not be deemed to occur for purposes of this subsection (iii) as a result of (A) a transaction in which the Parent Company becomes a subsidiary of another corporation and in which the shareholders of the Parent Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 30% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote) or (B) an increase in any person’s beneficial ownership of securities of the Parent Company in connection with one or more Parent Company stock repurchase transactions.

Notwithstanding the foregoing, for any Awards subject to the requirements of section 409A of the Code that will become payable on a Change in Control, the transaction constituting a “Change in Control” must also constitute a “change in control event” for purposes of section 409A(a)(2)(A)(v) of the Code.

(g)   “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(h)   “Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan, provided, however, that grant decisions made hereunder shall be made by the Board.  All Board action shall be by the (i) “outside directors” as defined under section 162(m) of the Code, (ii) “non-employee directors” as defined in Rule 16b-3 under the Exchange Act, and (iii) “independent directors” under the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed.  A majority of the independent directors of the Company, in their sole discretion, may exercise any or all authority of the Committee under the Plan in lieu of the Committee, and in such instances references herein to the Committee shall be deemed to refer to such directors.

(i)    “Company” means South Jersey Industries, Inc. and its subsidiaries and any successor corporation, as determined by the Board.

(j)    “Common Stock” means the common stock of the Parent Company.

(k)   “Disability” or “Disabled” means a Grantee becoming disabled within the meaning of section 22(e)(3) of the Code.

(l)    “Dividend” shall mean a dividend paid on shares of Company Stock.

(m)  “Dividend Equivalent” means an amount calculated with respect to a Stock Unit, which is determined by multiplying the number of shares of Common Stock subject to the Stock Unit by the per-share cash Dividend, or the per-share fair market value (as determined by the Board) of any
Dividend in consideration other than cash, paid by the Company on its Common Stock.  If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest.

(n)   “Effective Date” of the Plan means the date of the Company’s 2015 Annual Meeting of Shareholders, provided that the Plan is approved by the shareholders of the Company as of that date.

(o)   “Eligible Participant” has the meaning set forth in Section 6(a).

(p)   “Employee” means an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court.  Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Board determines otherwise.

(q)   “Employer” means the Company and its subsidiaries.

(r)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)   “Exercise Price” means the per share price at which shares of Common Stock may be purchased under an Option, as designated by the Board.

(t)    “Fair Market Value” of Common Stock means, unless the Board determines otherwise with respect to a particular Award, the closing price of Common Stock on the New York Stock Exchange on the relevant date (or if there were no trades on that date) the last reported sale price of Common Stock during regular trading hours on the latest preceding date upon which a sale was reported.  If the Common Stock is not listed on the New York Stock Exchange, the Fair Market Value shall be as determined by the Board on the basis of available prices for such Common Stock or in such manner as may be authorized by applicable regulations under the Code.

(u)   “Good Reason” has the meaning set forth in any written agreement between the Grantee and the Company, or if there is no such agreement or the agreement does not define “Good Reason,” then “Good Reason” means any of the following:  (i) a material diminution in the Grantee’s authority, duties or responsibilities, or any removal of the Grantee from or any failure to re-elect the Grantee to any such positions, other than a failure to re-elect the Grantee to the Board of Directors of the Company by the Company’s stockholders; (ii) a material reduction in the Grantee’s base salary, other than in connection with an across-the-board, proportional reduction in annual base salary affecting all similarly-situated executives of the Company; (iii) the taking of any action by the Company which would materially reduce the Grantee’s target opportunity under any annual bonus program; (iv) a relocation of the Company’s corporate headquarters to a location more than 50 miles outside of Folsom, New Jersey, or the Grantee’s relocation by the Company to any place more than 50 miles from the location at which the Grantee performed the Grantee’s duties except for required travel by the Grantee on the Company’s business; or (v) a material breach by the Company of any employment or change in control agreement between the Company and the Grantee.

Notwithstanding the foregoing, for any of the foregoing acts (or failures to act) to constitute “Good Reason,” the Grantee must object in writing to the Company within 90 days following notification of the termination or occurrence or proposed occurrence of the act (or failures to act), and which act (or failures to act) is not then rescinded or otherwise remedied by the Board within 30 days after delivery of such notice and the Grantee actually resigns from employment within 30 days after the expiration of the foregoing 30-day cure period.  If the Grantee’s resignation occurs after such time, the resignation shall be treated as a voluntary resignation other than for Good Reason.

(v)   “Grantee” means an Eligible Participant who is selected by the Board to receive an Award under the Plan.

(w)  “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.

(x)    “Key Advisor” means a consultant or advisor who performs services for the Company, provided that he or she renders bona fide services to the Company, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the individual does not directly or indirectly promote or maintain a market for the Parent Company’s securities.

(y)   “Non-Employee Director” means a member of the Board who is not an Employee.

(z)    “Non-Qualified Option” means an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.

(aa)  “Option” means an Incentive Stock Option or Non-Qualified Option, as described in Section 9.

(bb) “Other Stock-Based Award” means any Award based on, measured by or payable in Common Stock (other than an Option, Stock Unit, Stock Award or SAR), as described in Section 11.

(cc) “Parent Company” means South Jersey Industries, Inc.

(dd) “Performance Goals” means annual consolidated earnings per share; the price of shares of Common Stock; the market share of the Company (or any business unit thereof); sales by the Company (or any business unit thereof); return factors (including, but not limited to return on equity, capital employed, or investment; risk adjusted return on capital; return on investors’ capital; return on average equity; return on assets; and return on net assets); costs of the Company (or any business unit thereof); the Company’s total shareholder return; revenues; debt level; cash flow; capital expenditures; net income or gross income; operating income; expenses; net borrowing; goals related to mergers, acquisitions, dispositions or similar business transactions; assets; regulatory compliance; employee retention/attrition rates; individual business objectives; risk management activities; corporate value measures which may be objectively determined (including ethics, compliance, environmental, diversity commitment and safety); or implementation or completion of critical projects or processes; cost reduction targets; interest-sensitivity gap levels; weighted average cost of capital; working capital; operating or profit margin; pre-tax margin; contribution margin; book value; operating expenses (including, but not limited to lease operating expenses, severance taxes and other production taxes, gathering and transportation and general and administrative costs); unit costs; EBIT; EBITDA; debt to EBIT or EBITDA; interest coverage; comparative shareholder return; book value per share; net asset value per share; growth measures; debt to total capitalization ratio; asset quality levels; investments; economic value added; stock price appreciation; market capitalization; accounts receivables day sales outstanding; accounts receivables to sales; achievement of balance sheet or income statement objectives; assets; asset sale targets; non-performing assets; satisfactory internal or external audits; improvement of financial ratings; charge-offs; amount of the gas reserves; costs of finding gas reserves; reserve replacement ratio, reserve additions, or other reserve level measures; drilling results; natural gas production, production and reserve growth; production volume; sales volume; production efficiency; inventory to sales; and inventory turns; and any other goal that is established at the discretion of the Board other than with respect to Awards intended to meet the requirements of section 162(m) of the Code under Section 13.  Such Performance Goals may be particular to a Grantee or the division, department, branch, line of business, subsidiary or other unit in which the Grantee works, or may be based on attaining a specified absolute level of the Performance Goal, or a percentage increase or decrease in the Performance Goal compared to a pre-established target, previous years’ results, or a designated market index or comparison group, all as determined by the Board.  The Board shall have sole discretion to determine specific targets within each category of Performance Goals.

(ee)  “Plan” means this South Jersey Industries, Inc. 2015 Omnibus Equity Compensation Plan, as may be amended from time to time.

(ff)   “SAR” means a stock appreciation right as described in Section 10.

(gg) “Stock Award” means an award of Common Stock as described in Section 7.

(hh) “Stock Unit” means an award of a phantom unit representing a share of Common Stock, as described in Section 8.

3. Administration

(a)    Committee. The Plan shall be administered by the Committee.

(b)   Committee Authority.  The Committee shall have the sole authority to make recommendations regarding (i) who from among the Eligible Participants will receive Awards under the Plan, (ii) the type, size and terms and conditions of the Awards to be made under the Plan, (iii) the time when the Awards will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, subject to Section 4(b), (iv)  any restrictions on resale applicable to the shares to be issued or transferred pursuant to the Award, (v) whether any Award shall be subject to any non-competition, non-solicitation, confidentiality, clawback or other covenants or conditions, (vi) amendment of the terms and conditions of any previously issued Award, subject to the provisions of Section 20 below, and (vii) any other matters arising under the Plan.  All Committee recommendations will be submitted to the full Board for action by (i) “outside directors” as defined under section 162(m) of the Code, (ii) “non-employee directors” as defined in Rule 16b-3 under the Exchange Act, and (iii) “independent directors” under the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed.

(c)   Committee Determinations.  The Board has delegated administration of the Plan to the Committee. The Board shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, procedures, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, based on recommendations from the Committee.  The Board’s interpretations of the Plan and all determinations made by the Board pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder.  All powers of the Board shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Grantees.  No person acting under this Section 3 shall be held liable for any action or determination made with respect to the Plan or any Award under the Plan, except for the willful misconduct or gross negligence of such person.

(d)   Delegation of Administration.  The Committee may delegate certain administrative matters under the Plan to such other officer or officers of the Company as determined in the Committee’s discretion, and such administrator(s) may have the authority to execute and distribute Award Agreements in accordance with the Board’s determinations, to maintain records relating to the granting, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of shares or cash upon the exercise, vesting and/or settlement of an Award, and to take such other administrative actions as the Board may specify.  Any delegation by the Committee pursuant to this Section 3(d) shall be subject to such conditions and limitations as may be determined by the Committee and shall be subject to and limited by applicable law or regulation, including without limitation the general corporation law of the State of New Jersey and the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed.

4. Awards and Vesting Restrictions

(a)    Awards under the Plan may consist of Stock Awards as described in Section 7, Stock Units as described in Section 8, Options as described in Section 9, SARs as described in Section 10, Other Stock-Based Awards as described in Section 11 and Cash Incentive Awards as described in Section 12.  All Awards shall be subject to such terms and conditions as the Board deems appropriate and as are specified in writing to the Grantee in the Award Agreement.

(b)    Awards shall be subject to vesting over a period of not less than one year, subject to the following provisions as may be determined by the Board: (i) vesting of Awards may be accelerated in connection with a Participant’s death or disability, or in the event of a change in control; and (ii) an Award Agreement for a Non-Employee Director may include vesting over a period of less than one year and/or accelerated vesting in connection with the Non-Employee Director’s retirement.

(c)    All Awards shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Board shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under such Award.  Awards under a particular Section of the Plan need not be uniform as among the Grantees.

5. Shares Subject to the Plan

(a)    Shares Authorized.  Subject to adjustment as described in subsection (d) below, the total aggregate number of shares of Common Stock that may be issued under the Plan shall be 1,200,000 shares.  The maximum aggregate number of shares of Common Stock with respect to which all Awards of Incentive Stock Options may be made under the Plan shall be 1,200,000 shares, subject to adjustment as described in subsection (d).

(b)   Source of Shares; Share Counting.  Shares issued under the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan.  If and to the extent Options or SARs granted under the Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Stock Awards, Stock Units or Other Stock-Based Awards are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such Awards shall again be available for purposes of the Plan.  To the extent that any Awards are designated in an Award Agreement to be paid in cash, and not in shares of Common Stock, such Awards shall not count against the share limits in subsection (a).  Shares of Common Stock surrendered in payment of the exercise price of an Option, and shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan.  If SARs are exercised and settled in Common Stock, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon settlement of the SARs.  The preceding provisions of this Section 5(b) shall apply only for purposes of determining the aggregate number of shares of Common Stock that may be issued under the Plan, but shall not apply for purposes of determining the maximum number of shares of Common Stock with respect to which Awards may be granted to any Grantee under the Plan.  For the avoidance of doubt, if shares of Common Stock are repurchased by the Company on the open market with the proceeds of the exercise price of Options, such shares may not again be made available for issuance under the Plan.

(c)    Individual Limits.  The maximum aggregate number of shares of Common Stock with respect to which Awards may be made under the Plan to any individual during any calendar year shall be 200,000 shares, subject to adjustment as described in subsection (d) below.  The maximum aggregate number of shares of Common Stock with respect to which Awards may be made under the Plan to any Non-Employee Director during any calendar year is 10,000 shares, subject to adjustment as described in subsection (d) below.  The individual limits of this subsection (c) shall apply without regard to whether the Awards are to be paid in Common Stock or cash.  All cash payments (other than with respect to Dividend Equivalents) shall equal the Fair Market Value of the shares of Common Stock to which the cash payments relate.  A Grantee may not accrue Dividend Equivalents during any calendar year in excess of $1,000,000.

(d)    Adjustments.  If there is any change in the number or kind of shares of Common Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Common Stock available for issuance under the Plan, the maximum number of shares of Common Stock for which any individual may receive Awards in any year, the kind and number of shares covered by outstanding Awards, the kind and number of shares issued or transferred and to be issued or transferred under the Plan, and the price per share or the applicable market value of such Awards shall be equitably adjusted by the Board, in such manner as the Board deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.  In addition, in the event of a Change in Control of the Company, the provisions of Section 17 of the Plan shall apply.  Any adjustments to outstanding Awards shall be consistent with section 409A or 424 of the Code, to the extent applicable.  Any adjustments determined by the Board shall be final, binding and conclusive.

6. Eligibility for Participation

(a)    Eligible Participants.  All Employees, Non-Employee Directors and Key Advisors shall be eligible to participate in the Plan (referred to individually as an “Eligible Participant” and collectively as “Eligible Participants”).

(b)   Selection of Grantees. The Committee shall recommend the Eligible Participants to receive Awards and the number of shares of Common Stock subject to each Award.

(c)    Continued Service.  For purposes of this Plan, unless provided otherwise in the Award Agreement, a Grantee’s employment or service will not be deemed to have terminated merely because of a change in the capacity in which the Grantee renders service to the Company as an employee, non-employee member of the Board, or Key Advisor or a change in the Company entity for which the Grantee renders such service, provided that there is no interruption or termination of the Grantee’s continuous employment or service to the Company.  For the avoidance of doubt, the provisions of the Plan that refer to “retirement” and “disability” shall not apply to a Grantee who is a Key Advisor.

7. Stock Awards

(a)    General Requirements.  The Board may issue shares of Common Stock to an Eligible Participant under a Stock Award, upon such terms and conditions as the Board deems appropriate under this Section.  Shares of Common Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration, and subject to restrictions as determined by the Board.  The Board may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Board deems appropriate, including restrictions based upon the achievement of specific Performance Goals.  The Board shall determine the number of shares of Common Stock to be issued pursuant to a Stock Award.

(b)   Requirement of Employment or Service.  The Board shall determine under what circumstances a Grantee may retain Stock Awards after termination of the Grantee’s employment or service, and the circumstances under which Stock Awards may be forfeited. The circumstances shall be set forth in writing in the Award Agreement.

(c)    Restrictions on Transfer.  While Stock Awards are subject to restrictions, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 16(a).  To the extent that the Company determines to issue certificates, each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Award.  The Grantee shall be entitled to have the legend removed when all restrictions on such shares have lapsed.  The Company may retain possession of any certificates for Stock Awards until all restrictions on such shares have lapsed.

(d)   Right to Vote and to Receive Dividends.  The Board shall determine to what extent, and under what conditions, the Grantee shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period.  The Board may determine that dividends on Stock Awards shall be withheld while the Stock Awards are subject to restrictions and that the dividends shall be payable only upon the lapse of the restrictions on the Stock Awards, or on such other terms as the Board determines.  Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.  Accumulated dividends may accrue interest, as determined by the Board, and shall be paid in cash, shares of Common Stock, or in such other form as dividends are paid on Common Stock, as determined by the Board.

8. Stock Units

(a)    General Requirements.  The Board may grant Stock Units to an Eligible Participant, upon such terms and conditions as the Board deems appropriate under this Section 8, subject to Section 4(b).  Each Stock Unit shall represent the right of the Grantee to receive a share of Common Stock or an amount based on the value of a share of Common Stock upon the Company’s achievement of Performance Goals established by the Board.  All Stock Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.

(b)   Terms of Stock Units.  The Board may grant Stock Units that are payable on terms and conditions determined by the Board, which may include payment based on achievement of specified Performance Goals.  Stock Units may be paid at the end of a specified vesting or performance period, subject to Section 4(b), or payment may be deferred to a date authorized by the Board.  The Board shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c)    Payment With Respect to Stock Units.  Payment with respect to Stock Units shall be made in cash, in Common Stock, or in a combination of the two, as determined by the Board.  The Award Agreement shall specify the maximum number of shares that can be issued under the Stock Units.

(d)   Requirement of Employment or Service.  The Board shall determine in the Award Agreement under what circumstances a Grantee may retain Stock Units after termination of the Grantee’s employment or service, and the circumstances under which Stock Units may be forfeited.

(e)    Dividend Equivalents.  The Board may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Board deems appropriate.  Dividend Equivalents may be paid to Grantees currently or may be deferred.  All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.  Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Grantee, and deferred Dividend Equivalents may accrue interest, all as determined by the Board.  The Board may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals.  Dividend Equivalents may be payable in cash or shares of Common Stock or in a combination of the two, as determined by the Board.

9. Options

(a)    General Requirements.  The Board may grant Options to an Eligible Participant upon such terms and conditions as the Board deems appropriate under this Section 9, subject to Section 4(b).  The Board shall determine the number of shares of Common Stock that will be subject to each Award of Options to an Eligible Participant.

(b)   Type of Option, Price and Term.

(i) The Board may grant Incentive Stock Options or Non-Qualified Options or any combination of the two, all in accordance with the terms and conditions set forth herein.  Incentive Stock Options may be granted only to Employees of the Parent Company or its subsidiaries, as defined in section 424 of the Code.  Non-Qualified Options may be granted to Eligible Participants.

(ii) The Exercise Price of Common Stock subject to an Option shall be determined by the Board and may be equal to or greater than the Fair Market Value of a share of Common Stock on the date the Option is granted.  However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, unless the Exercise Price per share is more than 110% of the Fair Market Value of the Common Stock on the date of grant.

(iii) The Board shall determine the term of each Option, which shall not exceed ten years from the date of grant.  However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.

(c)    Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions as may be determined by the Board and specified in the Award Agreement.  The Board may grant Options that are subject to achievement of performance goals or other conditions.  The Board may accelerate the exercisability of any or all outstanding Options at any time for any reason, subject to Section 4(b).

(d)    Termination of Employment or Service.  Except as specified in the Award Agreement, an Option may only be exercised while the Grantee is employed as an Employee or providing service as a Non-Employee Director or Key Advisor.

(e)    Exercise of Options.  A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company.  The Grantee shall pay the Exercise Price for the Option (i) in cash, (ii) if permitted by the Board, by delivering shares of Common Stock owned by the Grantee and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) with approval of the Board, by surrender of all or any part of the vested shares of Common Stock for which the Option is exercisable to the Company for an appreciation distribution payable in shares of Common Stock with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the shares of Common Stock subject to the surrendered portion exceeds the aggregate Exercise Price payable for those shares, (v) by such other method as the Board may approve, to the extent permitted by applicable law, or (vi) by any combination of the foregoing.  Shares of Common Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option.  Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Board depending on the type of payment being made, but in all cases prior to the issuance of the Common Stock.  No person shall have any rights as a stockholder with respect to any share of Common Stock covered by an Option unless and until such person shall have become the holder of record of such share, and, except as otherwise permitted in Section 5(d) hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property or distributions or other rights) in respect of such share for which the record date is prior to the date on which such person shall have become the holder of record thereof.

(f)     Limits on Incentive Stock Options.  Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Non-Qualified Option.  An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary, as defined in section 424 of the Code.

10. Stock Appreciation Rights

(a)    General Requirements.  The Board may grant SARs to an Eligible Participant separately or in tandem with an Option.  The Board shall establish the number of shares, the terms and the base amount of the SAR at the time the SAR is granted.  The base amount of each SAR shall be not less than the Fair Market Value of a share of Common Stock as of the date of grant of the SAR.

(b)   Tandem SARs.  The Board may grant tandem SARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the grant of the Incentive Stock Option.  In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Common Stock that the Grantee may purchase upon the exercise of the related Option during such period.  Upon the exercise of an Option, the SARs relating to the Common Stock covered by such Option shall terminate.  Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Common Stock.

(c)   Exercisability; Term. A SAR shall become exercisable in accordance with such terms and conditions as may be specified.  The Board may grant SARs that are subject to achievement of performance goals or other conditions.  The Board may accelerate the exercisability of any or all outstanding SARs at any time for any reason, subject to Section 4(b).  The Board shall determine under what circumstances and during what periods a Grantee may exercise a SAR after termination of employment or service.  A tandem SAR shall be exercisable only while the Option to which it is related is exercisable.  The Board shall determine the term of each SAR, which shall not exceed ten years from the date of grant.  The circumstances shall be set forth in writing in the Award Agreement.

(d)   Exercise of SARs.  When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised.  The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Common Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Award Agreement.

(e)    Form of Payment.  The Board shall determine whether the stock appreciation for a SAR shall be paid in the form of shares of Common Stock, cash or a combination of the two.  For purposes of calculating the number of shares of Common Stock to be received, shares of Common Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.

11. Other Stock-Based Awards

The Board may grant to Eligible Employees other awards not specified in Sections 7, 8, 9 or 10 above that are based on, or measured by, Common Stock, on such terms and conditions as the Board deems appropriate, subject to Section 4(b).  Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Common Stock or cash, or in a combination of the two, as determined in the Award Agreement.

12. Cash Incentive Awards

The Board is authorized to grant Cash Incentive Awards to Eligible Participants.  The Board shall, in its sole discretion, determine which such Eligible Participants will receive Cash Incentive Awards and the terms and conditions applicable to Cash Incentive Awards, including the criteria for the vesting of Cash Incentive Awards, which shall be based on such measures as the Board deems appropriate and need not relate to the value of shares of Common Stock.  A “Cash Incentive Award” is an Award to be settled solely in cash.

13. Qualified Performance-Based Compensation

(a)    Designation as Qualified Performance-Based Compensation. The Board may determine that Stock Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code, in which case the provisions of this Section 13 shall apply.

(b)    Performance Goals. When Awards are made under this Section 13, the Board shall establish in writing (i) the objective Performance Goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the Performance Goal are met, and (iv) any other conditions that the Board deems appropriate and consistent with the requirements of section 162(m) of the Code for “qualified performance-based compensation.”  The Performance Goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the Performance Goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met.  The Board shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to Awards identified by the Board as “qualified performance-based compensation.”

(c)    Criteria Used for Objective Performance Goals. The Board shall use objectively determinable Performance Goals.  Performance Goals need not be uniform as among Grantees.

(d)   Timing of Establishment of Goals. Performance Goals must be pre-established by the Board.  A Performance Goal is considered pre-established if it is established in writing not later than 90 days after the commencement of the period of service to which the Performance Goal relates, provided that the outcome is substantially uncertain at the time the Board actually established the goal.  However, in no event will a Performance Goal be considered pre-established if it is established after 25% of the period of service (as scheduled in good faith at the time the goal is established) has elapsed.

(e)    Certification of Results.  The Committee shall certify the performance results for the performance period specified in the Award Agreement after the performance period ends.  The Board shall determine the amount, if any, to be paid pursuant to each Award based on the achievement of the Performance Goals and the satisfaction of all other terms of the Award Agreement.

(f)    Death, Disability or Other Circumstances.  To the extent consistent with section 162(m) of the Code, the Board may provide in the Award Agreement that Awards under this Section 13 shall be payable, in whole or in part, in the event of the Grantee’s death or Disability, upon a Change in Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

(g)   Impact of Extraordinary Items or Changes In Accounting.  To the extent applicable, subject to the following sentence and unless the Board determines otherwise, the determination of the achievement of Performance Goals shall be determined based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), and in a manner consistent with the methods used in the Company’s audited financial statements.  To the extent permitted by section 162(m) of the Code, in setting the Performance Goals within the period prescribed in Section 13(d), the Board may provide for adjustment as it deems appropriate, including for one or more of the following items:  asset write-downs; litigation or claim judgments or settlements; changes in accounting principles; changes in tax law or other laws affecting reported results; severance, contract termination and other costs related to exiting, modifying or reducing any business activities; costs of, and gains and losses from, the acquisition, disposition or abandonment of businesses or assets; gains and losses from the early extinguishment of debt; stock compensation costs and other non-cash expenses; unrealized gains and losses relating to fair valuations of derivatives; any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operation appearing in the Company’s annual report to stockholders for the applicable year; business or other structural changes in the total shareholder return peer group; and any other specified non-operating items as determined by the Board in setting performance goals.

(h)   Status of Performance Awards under Code Section 162(m).  It is the intent of the Company that Awards under this Section 13 constitute “performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder.  Accordingly, the terms of this Section 13 shall be interpreted in a manner consistent with section 162(m) of the Code and regulations thereunder.  If any provision of the Plan as in effect on the date of adoption of any agreements relating to Awards under this Section 13 does not comply or is inconsistent with the requirements of section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

14. Deferrals

The Board may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Grantee in connection with any Award.  The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of section 409A of the Code.

15. Withholding of Taxes

(a)   Required Withholding.  All Awards under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements.  The Company may require that the Grantee or other person receiving or exercising Awards pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Awards, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Awards.

(b)   Election to Withhold Shares.  If the Board so permits, shares of Common Stock may be withheld to satisfy the Company’s tax withholding obligation with respect to Awards paid in Common Stock, at the time such Awards become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

16. Transferability of Awards

(a)   Restrictions on Transfer.  Except as described in subsection (b) below, only the Grantee may exercise rights under an Award during the Grantee’s lifetime, and a Grantee may not transfer those rights except by will or by the laws of descent and distribution.  When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights.  Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Award under the Grantee’s will or under the applicable laws of descent and distribution.

(b)   Transfer of Non-Qualified Options to or for Family Members.  Notwithstanding the foregoing, the Board may provide, in an Award Agreement, that a Grantee may transfer Non-Qualified Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, according to such terms as the Board may determine; provided that the Grantee receives no consideration for the transfer of a Non-Qualified Option and the transferred Non-Qualified Option shall continue to be subject to the same terms and conditions as were applicable to the Non-Qualified Option immediately before the transfer.

17. Consequences of a Change in Control

(a)    Assumption of Outstanding Awards.  Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Board determines otherwise, all outstanding Awards that are not exercised or paid at the time of the Change in Control shall be assumed by, or replaced with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation).  After a Change in Control, references to the “Company” as they relate to employment matters shall include the successor employer.

(b)    Vesting Upon Certain Terminations of Employment.  Unless the Award Agreement provides otherwise, if a Grantee’s employment is terminated by the Company without Cause, or the Grantee terminates employment for Good Reason, in either case within 12 months following the Change in Control, the Grantee’s outstanding Awards shall become fully vested as of the date of such termination; provided that if the vesting of any such Awards is based, in whole or in part, on performance, the applicable Award Agreement shall specify how the portion of the Award that becomes vested pursuant to this Section 17(b) shall be calculated.

(c)   Other Alternatives.  In the event of a Change in Control, if all outstanding Awards are not assumed by, or replaced with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Board may take any of the following actions with respect to any or all outstanding Awards, without the consent of any Grantee:  (i) the Board may determine that outstanding Options and SARs shall automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding Stock Awards shall immediately lapse; (ii) the Board may determine that Grantees shall receive a payment in settlement of outstanding Stock Units or Other Stock-Based Awards, in such amount and form as may be determined by the Board; (iii) the Board may require that Grantees surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Common Stock as determined by the Board, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the Grantee’s unexercised Options and SARs exceeds the Option exercise price or SAR base amount; and (iv) after giving Grantees an opportunity to exercise all of their outstanding Options and SARs, the Board may terminate any or all unexercised Options and SARs at such time as the Board deems appropriate.  Such surrender, termination or payment shall take place as of the date of the Change in Control or such other date as the Board may specify.  Without limiting the foregoing, if the per share Fair Market Value of the Common Stock does not exceed the per share Option exercise price or SAR base amount, as applicable, the Company shall not be required to make any payment to the Grantee upon surrender of the Option or SAR.

18. Agreements with Grantees

Each Award made under the Plan shall be evidenced by an Award Agreement containing such terms and conditions as the Board shall approve.  In the event of a conflict between the provisions of the Plan and the provisions of any Award Agreement, the provisions of the Plan shall control.

19. Requirements for Issuance of Shares

No Common Stock shall be issued in connection with any Award hereunder unless and until all legal requirements applicable to the issuance of such Common Stock have been complied with to the satisfaction of the Board.  The Board shall have the right to condition any Award made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Common Stock as the Board shall deem necessary or advisable, and if the Company determines to issue certificates representing such shares, such certificates may be legended to reflect any such restrictions.  Any certificates representing shares of Common Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.  No Grantee shall have any right as a shareholder with respect to Common Stock covered by an Award until shares have been issued to the Grantee.

20. Amendment and Termination of the Plan

(a)    Amendment.  The Board may amend or terminate the Plan or an Award at any time, provided, however, that the Board shall not amend the Plan without approval of the shareholders of the Company if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements.  No amendment or termination of this Plan or an Award shall, without the consent of the Grantee, materially impair any rights or obligations under any Award previously made to the Grantee under the Plan, unless such right has been reserved in the Plan or the Award Agreement, or except as provided in Section 21(b) below.  Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

(b)   No Repricing Without Shareholder Approval. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities, or similar transactions), the Company may not, without obtaining stockholder approval:  (i) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities.  This Section 20(b) is intended to govern the repricing or exchange of “underwater” Options and SARs and shall not be construed to prohibit the adjustments provided for in Section 5(d) of this Plan.

(c)   Shareholder Approval for “Qualified Performance-Based Compensation.”  If Awards are made under Section 13 above, the Plan must be reapproved by the Company’s shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the provisions of Section 13, if additional Awards are to be made under Section 13 and if required by section 162(m) of the Code or the regulations thereunder.

(d)   Termination of Plan.  The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders.  The termination of the Plan shall not impair Awards outstanding or the power and authority of the Board with respect to an outstanding Award.

21. Miscellaneous

(a)    Effective Date.  The Plan shall be effective as of the Effective Date, if approved by the Company’s shareholders on such date.

(b)   Awards in Connection with Corporate Transactions and Otherwise.  Nothing contained in this Plan shall be construed to (i) limit the right of the Board to make Awards under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Awards to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other stock-based awards outside of this Plan.  Without limiting the foregoing, the Board may make an Award to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation.  The terms and conditions of the Awards may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Board.

(c)    Compliance with Law.

(i) The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Common Stock under Awards shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required.  With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act.  In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, and Awards of “qualified performance-based compensation” comply with the applicable provisions of section 162(m) of the Code.  To the extent that any legal requirement of section 16 of the Exchange Act or section 422 or 162(m) as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422 or 162(m) of the Code, that Plan provision shall cease to apply.  The Board may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with any valid and mandatory government regulation.  The Board may also adopt rules regarding the withholding of taxes on payments to Grantees.  The Board may, in its sole discretion, agree to limit its authority under this Section.

(ii) The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable.  Each Award shall be construed and administered such that the Award either (A) qualifies for an exemption from the requirements of section 409A of the Code or (B) satisfies the requirements of section 409A of the Code.  If an Award is subject to section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (II) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (III) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (IV) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.

(iii) Any Award that is subject to section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Grantee’s separation from service, if required by section 409A of the Code.  If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period.  If the Grantee dies during such six-month period, any postponed amounts shall be paid within 90 days of the Grantee’s death.  The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Board or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code.

(iv) Notwithstanding anything in the Plan or any Award Agreement to the contrary, each Grantee shall be solely responsible for the tax consequences of Awards under the Plan, and in no event shall the Company have any responsibility or liability if an Award does not meet any applicable requirements of section 409A of the Code.  Although the Company intends to administer the Plan to prevent taxation under section 409A of the Code, the Company does not represent or warrant that the Plan or any Award complies with any provision of federal, state, local or other tax law.

(d)    Enforceability.  The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(e)    Funding of the Plan; Limitation on Rights.  This Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under this Plan.  Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Grantee or any other person.  No Grantee or any other person shall under any circumstances acquire any property interest in any specific assets of the Company.  To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(f)    Rights of Grantees.  Nothing in this Plan shall entitle any Employee, Non-Employee Director, Key Advisor or other person to any claim or right to receive an Award under this Plan.  Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.

(g)   Fractional Shares.  No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award.  Any fractional shares of Common Stock that would result under an Award shall be rounded to the nearest whole share using conventional rounding (greater than or equal to .50 round up, less than .50 round down).

(h)    Employees Subject to Taxation Outside the United States.  With respect to Grantees who are subject to taxation in countries other than the United States, the Board may make Awards on such terms and conditions as the Board deems appropriate to comply with the laws of the applicable countries, and the Board may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(i)     Company Policies.  All Awards under the Plan will be subject to any compensation, share trading, clawback, recoupment and other policies that may be applicable to the employees of the Company, as in effect from time to time and as approved by the Board, whether or not approved before or after the effective date of the Plan.

(j)     Severability.  In the event any provision of the Plan or of any Award Agreement shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or Award Agreement, and the Plan or Award Agreement shall be construed or enforced as though the illegal or invalid provision had not been included.

(k)    Headings.  The section headings of the Plan are for reference only.  In the event of a conflict between a section heading and the content of a Section of the Plan, the content of the Section shall control.

(l)     Governing Law.  Except to the extent preempted by any applicable federal law, the Plan and Award Agreements shall be governed and construed by and determined in accordance with the laws of New Jersey, without giving effect to the conflict of laws provisions thereof.

Please note the meeting location!

Directions to Stockton Seaview Hotel and Golf Club
for the Annual Meeting of Shareholders

Stockton Seaview Hotel and Golf Club, Bayview Room
401 South New York Road, Galloway, New Jersey

9:15 a.m. - doors will open to the public for continental breakfast
10:00 a.m. - meeting begins
11:00 a.m. - meeting adjourns

Admission to the Meeting:
Attendance at the Annual Meeting will be limited to shareholders as of the record date, their authorized representatives and guests of SJI. If you plan to attend the meeting in person, you will need an admission ticket and a valid government issued photo ID to enter the meeting. For shareholders of record, an admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, please bring your account statement as that will serve as your ticket.

Parking Instructions:
Free valet parking is available at the hotel’s main entrance on New York Rd. (Route 9).
The meeting will be held in a separate building so please note you will have a long walk if you valet park. Signs will guide you to the meeting room. Self parking adjacent to the meeting room is located on Bartlett Ave, which is off of New York Rd (Route 9). Shuttle service from self parking to the Bayview Room is available.

From North:
Garden State Parkway, Exit 48, South on New York Road (Route 9) (7 miles). Resort on Right.

From West:
Atlantic City Expressway, Exit 12, Left on Wrangleboro Road (Route 575) for 3.8 miles, Right on Jimmie Leeds Road. Proceed east 5.9 miles. Right on New York Road (Route 9). Resort on Right.

From South (Absecon):
Mill Rd toward Delaware Ave. (.4 mi) Turn slight left onto E Wyoming Ave. (Route 9).
Continue to follow Route 9 (2 mi). Resort is on the Left.

SOUTH JERSEY INDUSTRIES, INC.
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 29, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342 BRENTWOOD, NY 11717
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 29, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M87167-P62649-Z65158 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. SOUTH JERSEY INDUSTRIES, INC. The Board of Directors recommends you vote FOR the following: 1. To elect ten Directors (term expiring 2016). For Against Abstain  1a. Sarah M. Barpoulis 1b. Thomas A. Bracken For Against Abstain 1c. Keith S. Campbell 2. To hold an advisory vote to approve executive compensation. 1d. Sheila Hartnett-Devlin 3. To adopt the 2015 Omnibus Equity Compensation Plan. 1e. Victor A. Fortkiewicz 4. To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2015. 1f. Walter M. Higgins III 5. To transact other business that may properly come before the meeting. 5. To transact other business that may properly come before the meeting. 1g. Sunita Holzer 1h. Joseph H. Petrowski 1i. Michael J. Renna 1j. Frank L. Sims Please indicate if you plan to attend this meeting Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Admission Ticket
2015 Annual Meeting

Thursday, April 30, 2015 at 10:00 AM

Stockton Seaview Hotel & Golf Club

Bayview Room

401 South New York Road, Galloway, NJ 08205

The top portion of this proxy card is your admission ticket for entry into the Annual Meeting of Shareholders.

Directions:

From the North: Garden State Parkway, Exit 48, South on New York Road/Route 9 (7 miles). Resort on Right.

From the West: Atlantic City Expressway, Exit 12, Left on Wrangleboro Road/Route 575 (3.8 miles), Right on

Jimmie Leeds Road. Proceed east 5.9 miles. Right on New York Road/Route 9. Resort on Right.

From the South (Absecon): Mill Rd toward Delaware Ave (4 miles). Turn slight left onto E Wyoming Ave/Route 9.

Continue to follow Route 9 (2 miles). Resort is on Left.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M87168-P62649-Z65158

SOUTH JERSEY INDUSTRIES, INC.
Annual Meeting of Shareholders
April 30, 2015 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Edward J. Graham and Gina Merritt-Epps, Esq., or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of SOUTH JERSEY INDUSTRIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Eastern Time on Thursday, April 30, 2015, at the Stockton Seaview Hotel & Golf Club, Bayview Room, 401 South New York Road, Galloway, NJ 08205, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side